Execution Copy of 7/19/96
Varlen Corporation Credit Agreement
CONFORMED EXECUTION COPY

CREDIT AGREEMENT

by and among

VARLEN CORPORATION,
THE BORROWING SUBSIDIARIES
AND LENDERS PARTY HERETO

and

THE FIRST NATIONAL BANK OF CHICAGO,
As Agent

dated as of July 19, 1996

TABLE OF CONTENTS

ARTICLE I DEFINITIONS                             Page 1

ARTICLE II THE CREDITS                            Page 24
      2.1.    Commitment                          Page 24
      2.1.1.  Facility A Loans.                   Page 24
      2.1.2.  Facility B Loans                    Page 27
      2.2.    Ratable Loans; Types of Advances    Page 27
      2.3.    Minimum Amount of Each Advance      Page 28
      2.4.    Fees                                Page 28
      2.4.1.  Commitment Fee                      Page 28
      2.4.2.  Upfront Fee                         Page 28
      2.4.3.  Agent Fees                          Page 28
      2.5.    Applicable Margin                   Page 28
      2.6.    Reductions in Aggregate Facility B
              Commitment                          Page 30
      2.7.    Principal Payments                  Page 30
      2.7.1.  Optional Payments                   Page 30
      2.7.2.  Currency Fluctuations; Permitted
              Excess over Aggregate Commitment    Page 31
      2.7.3.  Termination                         Page 31
      2.7.4.  Mandatory Prepayments               Page 31
      2.8.    Method of Selecting Types and
              Interest Periods for New Advances   Page 33
      2.9.    Conversion and Continuation of
              Outstanding Advances                Page 34
          2.9.1.  Dollar Advances                 Page 34
          2.9.2.  Foreign Currency Advances       Page 34
          2.9.3.  General Provisions              Page 34
     2.10.     Changes in Interest Rate, etc.     Page 35
     2.11.     Rates Applicable After Default     Page 35
     2.12.     Method of Payment                  Page 36
          2.12.1.  General                        Page 36
          2.12.2.  Currency of Payment            Page 36
     2.13.     Notes; Telephonic Notices          Page 37
     2.14.     Interest Payment Dates; Interest
               and Fee Basis                      Page 37
     2.15.     Notification by Agent              Page 37
     2.16.     Lending Installations              Page 37
     2.17.     Non-Receipt of Funds by the Agent  Page 38
     2.18.     Withholding Tax Exemption          Page 38
     2.19.     Extension of Facility B
               Termination Date                   Page 39
     2.20.     Change in Circumstances            Page 39
          2.20.1.  Taxes                          Page 39
          2.20.2.  Yield Protection               Page 41
          2.20.3.  Changes in Capital Adequacy
                   Regulations                    Page 42
          2.20.4.  Availability of Types of
                   Advances                       Page 43
          2.20.5.  Funding Indemnification        Page 43
          2.20.6.  Lender Statements; Survival
                   of Indemnity                   Page 43

ARTICLE III THE LETTER OF CREDIT SUBFACILITY      Page 44
     3.1. Obligation to Issue                     Page 44
     3.2. Types and Amounts                       Page 44
     3.3. Conditions                              Page 45
     3.4. Procedure for Issuance of Facility B
          Letters of Credit                       Page 45
     3.5. Reimbursement Obligations; Automatic
          Alternate Base Rate Advance;
          Duties of Issuing Banks                 Page 47
     3.6. Participation                           Page 48
     3.7. Payment of Reimbursement Obligations    Page 49
     3.8. Compensation for Facility B Letters of
          Credit                                  Page 50
     3.9. Letter of Credit Collateral Account     Page 52

ARTICLE IV CONDITIONS PRECEDENT                   Page 52
     4.1. Initial Advance and Facility B Letter
          of Credit                               Page 52
     4.2. Each Advance and Facility B Letter of
          Credit                                  Page 53
     4.3. First Advance or Facility B Letter of
          Credit to New Borrowing Subsidiaries    Page 54
     4.4. Facility A Advance in connection with
          Offer to Purchase                       Page 55
     4.5. Facility A Advance in connection with
          Merger                                  Page 56

ARTICLE V REPRESENTATIONS AND WARRANTIES OF
BORROWER                                          Page 58
      5.1.     Corporate Existence and Standing   Page 58
      5.2.     Authorization and Validity         Page 58
      5.3.     No Conflict; Government Consent    Page 58
      5.4.     Financial Statements               Page 59
      5.5.     Material Adverse Change            Page 59
      5.6.     Taxes                              Page 59
      5.7.     Litigation and Contingent
               Obligations                        Page 59
      5.8.     Subsidiaries                       Page 60
      5.9.     ERISA                              Page 60
     5.10.     Accuracy of Information            Page 60
     5.11.     Regulations G, T, U, and X         Page 60
     5.12.     Material Agreements                Page 60
     5.13.     Compliance With Laws               Page 61
     5.14.     Ownership of Properties            Page 61
     5.15.     Investment Company Act             Page 61
     5.16.     Public Utility Holding Company Act Page 61
     5.17.     Subordinated Indebtedness          Page 61
     5.18.     Insurance                          Page 61
     5.19.     Solvency                           Page 61
     5.20.     Benefits                           Page 62

ARTICLE V-ARE PRESENTATIONS AND WARRANTIES OF BORROWING
     SUBSIDIARIES                                 Page 62
      5A.1.    Corporate Existence and Standing   Page 63
      5A.2.    Authorization and Validity         Page 63
      5A.3.    No Conflict; Government Consent    Page 63
     5A.4.  Filing                                Page 63
     5A.5.  No Immunity                           Page 64
     5A.6.     Investment Company Act             Page 64
     5A.7.     Public Utility Holding Company Act Page 64
     5A.8.     Regulation U                       Page 64

ARTICLE VI COVENANTS                              Page 65
      6.1.     Financial Reporting                Page 65
      6.2.     Use of Proceeds                    Page 66
      6.3.     Notice of Default                  Page 67
      6.4.     Conduct of Business                Page 67
      6.5.     Taxes                              Page 67
      6.6.     Insurance                          Page 67
      6.7.     Compliance with Laws               Page 67
      6.8.     Maintenance of Properties          Page 68
      6.9.     Inspection                         Page 68
     6.10.     Dividends                          Page 68
     6.11.     Indebtedness                       Page 68
     6.12.     Merger                             Page 69
     6.13.     Sale of Assets                     Page 69
     6.14.     Sale of Accounts                   Page 70
     6.15.     Sale and Leaseback                 Page 70
     6.16.     Investments and Acquisitions       Page 70
     6.17.     Liens                              Page 73
     6.18.     Fixed Asset Expenditures           Page 74
     6.19.     Rentals                            Page 74
     6.20.     Affiliates                         Page 75
     6.21.     Subordinated Indebtedness          Page 75
     6.22.     Financial Covenants                Page 75
          6.22.1. Interest Coverage Ratio         Page 75
          6.22.2.  Leverage Ratio                 Page 75
          6.22.3.  Operating Cash Flow to Senior
                   Debt                           Page 76
          6.22.4. Net Worth                       Page 76
          6.22.5  Fixed Charge Coverage Ratio     Page 76
     6.23.     Foreign Assets                     Page 77
     6.24.     Rate Hedging Obligations           Page 77
     6.25.     Interest Rate Agreements           Page 77
     6.26.  Consummation of Merger                Page 77

ARTICLE VII DEFAULTS                              Page 78

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS
AND REMEDIES                                      Page 80
      8.1.     Acceleration                       Page 80
      8.2.     Amendments                         Page 81
      8.3.     Preservation of Rights             Page 81

ARTICLE IX GENERAL PROVISIONS                     Page 82
      9.1.     Survival of Representations        Page 82
      9.2.     Governmental Regulation            Page 82
      9.3.     Taxes                              Page 82
      9.4.     Headings                           Page 82
      9.5.     Entire Agreement                   Page 82
      9.6.     Several Obligations; Benefits of
               this Agreement                     Page 82
      9.7.     Expenses; Indemnification          Page 83
      9.8.     Numbers of Documents               Page 83
      9.9.     Accounting                         Page 83
     9.10.     Severability of Provisions         Page 83
     9.11.     Nonliability of Lenders            Page 84
     9.12.     Language                           Page 84
     9.13.     CHOICE OF LAW                      Page 84
     9.14.     CONSENT TO JURISDICTION            Page 84
     9.15.     SERVICE OF PROCESS                 Page 84
     9.16.     WAIVER OF JURY TRIAL               Page 85
     9.17.     ERISA Representation               Page 85
     9.18.     Confidentiality                    Page 85
     9.19.     Joint and Several Liability        Page 86

ARTICLE X THE AGENT                               Page 86
     10.1.     Appointment                        Page 86
     10.2.     Powers                             Page 86
     10.3.     General Immunity                   Page 86
     10.4.     No Responsibility for Loans,
               Recitals, etc.                     Page 87
     10.5.     Action on Instructions of Lenders  Page 87
     10.6.     Employment of Agents and Counsel   Page 87
     10.7.     Reliance on Documents; Counsel     Page 87
     10.8.     Agent's Reimbursement and
               Indemnification                    Page 87
     10.9.     Rights as a Lender                 Page 88
     10.10.    Lender Credit Decision             Page 88
     10.11.    Successor Agent                    Page 88

ARTICLE XI SETOFF; RATABLE PAYMENTS               Page 89
     11.1.     Setoff                             Page 89
     11.2.     Ratable Payments                   Page 89

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS;
PARTICIPATIONS                                    Page 90
     12.1.     Successors and Assigns             Page 90
     12.2.     Participations Page 90
          12.2.1  Permitted Participants; Effect  Page 90
          12.2.2.  Benefit of Setoff              Page 91
     12.3.     Assignments                        Page 91
          12.3.1.  Permitted Assignments          Page 91
          12.3.2.  Effect; Effective Date         Page 91
     12.4.     Dissemination of Information       Page 92
     12.5.     Tax Treatment                      Page 92

ARTICLE XIII NOTICES                              Page 92
     13.1.     Giving Notice                      Page 92
     13.2.     Change of Address                  Page 93

ARTICLE XIV BORROWER RESPONSIBILITY FOR
BORROWING SUBSIDIARY OBLIGATIONS                  Page 93
     14.1 Direct Obligations                      Page 93
     14.2 Obligations Unconditional               Page 93
     14.3.     Discharge Only Upon Payment
               in Full; Reinstatement in Certain
               Circumstances                      Page 94
     14.4.     Waiver                             Page 94
     14.5.     Stay of Acceleration               Page 95
     14.6.     Payments                           Page 95
     14.7   Subrogation                           Page 95

ARTICLE XV COUNTERPARTS                           Page 95

EXHIBITS

     EXHIBIT A-1A   BORROWER FACILITY A NOTE
     EXHIBIT A-1B   BORROWER FACILITY B NOTE
     EXHIBIT A-2    BORROWING SUBSIDIARY NOTE
     EXHIBIT B      ELECTION TO PARTICIPATE
     EXHIBIT C      FORM OF APPLICATION FOR
                    STANDBY FACILITY LETTER OF CREDIT
     EXHIBIT D-1    FORM OF OPINION OF COUNSEL TO BORROWER
     EXHIBIT D-2    FORM OF OPINION OF COUNSEL TO
                    BORROWING SUBSIDIARY
     EXHIBIT E      LOAN/CREDIT RELATED MONEY
                    TRANSFER INSTRUCTION
     EXHIBIT F      COMPLIANCE CERTIFICATE
     EXHIBIT G      FORM OF GUARANTY
     EXHIBIT H      ASSIGNMENT AGREEMENT
     EXHIBIT I      LIST OF CLOSING DOCUMENTS

SCHEDULES
     SCHEDULE 1     PERCENTAGES
     SCHEDULE 2     LENDING INSTALLATIONS
     SCHEDULE 3     LITIGATION
     SCHEDULE 4     SUBSIDIARIES AND OTHER INVESTMENTS
     SCHEDULE 5     INDEBTEDNESS AND LIENS
     SCHEDULE 5.3   CONFLICTS; CONSENTS
     SCHEDULE 6     EXISTING LETTERS OF CREDIT


CREDIT AGREEMENT


     This Agreement, dated as of July 19, 1996, is among Varlen Corporation, a Delaware corporation, the Borrowing Subsidiaries who may from time to time become party hereto, the Lenders and The First National Bank of Chicago, as Agent. The parties hereto agree as follows:
ARTICLE I

DEFINITIONS

     As used in this Agreement:

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires (A) all or a substantial part of the assets (other than through a purchase of inventory in the ordinary course of business), (B) one or more manufacturing lines or (C) a going business or division, of any Person whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least 10% (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a 10% (by percentage or voting power) ownership interest in any partnership, joint venture or limited liability company (other than corporate partnerships or joint ventures covered by the preceding clause).

     "Acquisition Agreement" is defined in Section 4.5.

     "Acquisition Subsidiary" means, prior to the Merger, BAS, Inc., a Virginia corporation, and from and after the Merger, Brenco, and their respective permitted successors and assigns.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower or any other Borrowing Entity of the same Type and, in the case of Eurocurrency Advances, denominated in the same Eurocurrency and, in the case of Fixed Rate Advances, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of equity securities (or other ownership interests) of the controlled Person having the right to elect directors (or similar Persons) without the happening of a contingency or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, membership interests, by contract or otherwise.

     "Agent" means The First National Bank of Chicago in its capacity as contractual representative for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Aggregate Available Commitment" means at any time the Aggregate Commitment minus the Facility B Letter of Credit
Obligations.

     "Aggregate Commitment" means the sum of the Aggregate
Facility A Commitment and the Aggregate Facility B Commitment.

     "Aggregate Facility A Commitment" means $135,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

     "Aggregate Facility B Commitment" means $55,000,000, as such amount may be reduced from time to time pursuant to the terms hereof.

     "Agreement" means this credit agreement, as it may be amended, modified, supplemented and/or restated, and as in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the sum of (i) the percentage indicated as the Applicable Margin for such day for the Alternate Base Rate and
(ii) the higher of (a) the Corporate Base Rate for such day and
(b) the sum of Federal Funds Effective Rate for such day plus
1/2% per annum.

     "Alternate Base Rate Advance" means an Advance which bears interest at the Alternate Base Rate.

     "Alternate Base Rate Loan" means a Loan which bears interest at the Alternate Base Rate.

     "Applicable Margin" means, at any date of determination thereof with respect to any Advance, the commitment fees payable pursuant to Section 2.4.1 and Facility B Letter of Credit Fees, the respective rates per annum for such Advance, commitment fees and Facility B Letter of Credit Fees calculated in accordance with the terms of Section 2.5.

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Assessment Rate" means, for any CD Interest Period, the assessment rate per annum (rounded upwards to the next higher multiple of 1/100 of 1% if the rate is not such a multiple) payable to the Federal Deposit Insurance Corporation (or any successor) for the insurance of domestic time deposits of First Chicago, as determined by First Chicago on the first day of such CD Interest Period.

     "Asset Sale" means with respect to any Person, (i) the sale, lease, conveyance, disposition (including any "disposition" as such term is defined in Section 6.13) or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the capital stock of any Subsidiary of such Person) or
(ii) the issuance, sale, conveyance, disposition or other transfer by such Person (other than the Borrower) of any capital stock of such Person; provided, however, that notwithstanding the foregoing, the term "Asset Sale" shall not include the sale, conveyance, disposition or other transfer of (i) inventory in the ordinary course of business, (ii) equipment in the ordinary course of business in connection with the replacement of such equipment and (iii) receivables in connection with a sale permitted under Section 6.14.

     "Authorized Officer" (i) of the Borrower means the President, the Vice President, Finance and Chief Financial Officer, the Executive Vice President or any Group Vice President thereof, and (ii) of any other Borrowing Entity means the President, any Managing Director or any Controller/Treasurer thereof or any attorney-in-fact thereof who is also an Authorized Officer of the Borrower, each such enumerated Person acting singly.

     "Borrower" means Varlen Corporation, a Delaware corporation, and its permitted successors and assigns.

     "Borrower Note" means (i) in connection with the Facility A Loans, a promissory note in substantially the form of Exhibit A-1A hereto, duly executed by the Borrower and payable to the order of a Lender in a principal amount less than or equal to its Facility A Commitment, including any amendment, modification, renewal or replacement of such promissory note and (ii) in connection with the Facility B Loans, a promissory note, in substantially the form of Exhibit A-1B hereto, duly executed by the Borrower and payable to the order of a Lender in a principal amount up to and including its Facility B Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Borrowing Date" means a date on which an Advance is or is to be made hereunder or a Facility B Letter of Credit is or is to be issued hereunder.

     "Borrowing Entities" means (i) with respect to a Facility A
Loan, the Borrower and (ii) with respect to a Facility B Loan, the Borrower and any Borrowing Subsidiaries.

     "Borrowing Notice" is defined in Section 2.8.

     "Borrowing Subsidiary" means any Wholly-Owned Subsidiary, including without limitation the Acquisition Subsidiary, which has satisfied the provisions of Section 4.3 hereof, and its permitted successors and assigns.

     "Borrowing Subsidiary Note" means a promissory note, in substantially the form of Exhibit A-2 hereto, duly executed by a Borrowing Subsidiary and payable to the order of a Lender in a principal amount up to and including its Facility B Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Borrowing Subsidiary Obligations" means, with respect to each Borrowing Subsidiary, any and all amounts or obligations payable or performable by such Borrowing Subsidiary under or in respect of this Agreement or its Borrowing Subsidiary Note, including without limitation all principal and interest payable hereunder or under such Borrowing Subsidiary Note in respect of Loans made to such Borrowing Subsidiary and all obligations arising under or resulting from any Facility B Letter of Credit issued for the benefit and upon the application of such Borrowing Subsidiary.

     "Brenco" means Brenco, Incorporated, a Virginia corporation.

     "Brenco Acquisition" means the acquisition of Brenco by the Acquisition Subsidiary and the Borrower pursuant to the Acquisition Agreement. The Brenco Acquisition shall be consummated in two stages: (i) the purchase of shares of common stock of Brenco by the Acquisition Subsidiary pursuant to the Offer to Purchase and (ii) the Merger.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York, London and, for currencies other than Dollar-denominated Eurocurrencies, the principal financial center of the country in whose currency the Advance is to be funded, for the conduct of commercial lending activities and on which dealings in the relevant Eurocurrency are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of commercial lending activities.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement
Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Cash Flow Incurrence Test" means, with respect to any Acquisition, a pro-forma incurrence test, calculated as of the most recent fiscal quarter of the Borrower for which the Borrower was obligated (pursuant to Section 6.1) to deliver financial statements on or prior to such date of calculation (the "End Quarter"), the satisfaction of which requires the ratio of:

          (i) the sum of (a) Operating Cash Flow for such End Quarter and the three immediately preceding fiscal quarters plus (b) either (1) EBITDA of the Target of the Acquisition for such End Quarter and the three immediately preceding fiscal quarters (provided that if the fiscal quarters of such Target are not coterminous with those of the Borrower, then for the most recently ended fiscal quarter of such Target for which financial statements are available and which ended within 75 days of the last day of the End Quarter and the three immediately preceding fiscal quarters of such Target) or (2) if the Borrower is acquiring 50% or less of the Target of such Acquisition (and the Acquisition is of voting stock or other ownership interests in a Person) and the acquisition agreement (or other relevant document) (x) requires the payment of any Mandatory Cash Payments to the Borrower or any Subsidiary, the amount of such Mandatory Cash Payments that (on a pro forma basis) would have been so required to be paid for such four fiscal quarters, adjusted for withholding taxes (if any), plus the amount calculated under clause
     (y), if any, (y) requires the payment of any Contingent Cash Payments to the Borrower or any Subsidiary, the amount of such Contingent Cash Payments accepted by the Agent (as described in the definition of Contingent Cash Payments) that (on a pro forma basis) would have been paid for such four fiscal quarters, adjusted for withholding taxes (if any), plus the amount calculated under clause (x), if any, (z) does not require the payment of any Mandatory Cash Payments or any Contingent Cash Payments, zero to

          (ii) the sum of (x) Senior Debt plus (y) debt to be assumed by the Borrower or any of its Subsidiaries pursuant to the Acquisition, minus (z) the cash and Marketable Securities acquired by the Borrower or any of its Subsidiaries in such Acquisition to be greater than or equal to .20 to 1.0.

     "CD Interest Period" means, with respect to a Fixed CD Rate Advance, a period of 30, 60, 90 or 180 days commencing on a Business Day selected by a Borrowing Entity pursuant to this Agreement. If such CD Interest Period would end on a day which is not a Business Day, such CD Interest Period shall end on the next succeeding Business Day.
     "Change in Control" means any of the following events that occur after the date of this Agreement: (i) all or substantially all of the Borrower's assets are sold as an entirety to any Person or related group of Persons; (ii) there shall be consummated any consolidation or merger of the Borrower (A) in which the Borrower is not the continuing or surviving corporation (other than a consolidation or merger with a Wholly-Owned Subsidiary of the Borrower in which all shares of Common Stock of the Borrower outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock of the Borrower is converted into cash, securities or other property, in each case other than a consolidation or merger of the Borrower in which the holders of the Common Stock of the Borrower immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the Common Stock of the continuing or surviving corporation immediately after such consolidation or merger; (iii) any Person, or any Persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Borrower, any Subsidiary, any employee stock purchase or program, retirement plan or automatic dividend reinvestment plan or any substantially similar plan of the Borrower or any Subsidiary or any Person holding securities of the Borrower for or pursuant to the terms of any such employee benefit plan), together with any Affiliates and Subsidiaries thereof, shall beneficially own (as defined in Rule 13 d-3 of the Exchange Act) at least 35% of the total voting power of all classes of capital stock of the Borrower entitled to vote generally in the election of directors of the Borrower; or (iv) there shall be consummated any transaction the result of which shall be that the Borrower or the Acquisition Subsidiary shall, prior to the consummation of the Merger, fail to beneficially own at least 66-2/3% of the outstanding shares of Brenco; provided that the failure of any event to constitute a "Change in Control" for the purposes of Section 7.12 shall not be deemed to waive or otherwise affect the application of any other provision of this Agreement to such event.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commercial Letter of Credit" means a commercial or trade
Letter of Credit issued by an Issuing Bank pursuant to Section
3.1.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans and participate in Facility B Letters of Credit not exceeding in the aggregate the sum of such Lender's
Facility A Commitment and Facility B Commitment.

     "Contingent Cash Payments" means those cash payments required (upon the occurrence of a contingency) to be paid to the Borrower or any Subsidiary pursuant to the terms of an acquisition agreement (or other relevant document) described in the definition of "Cash Flow Incurrence Test" and which are accepted by the Agent as likely to be paid (because of the likely occurrence of the applicable contingency), such payments to include, without limitation, those required on account of royalty payments, license and technical transfer fees, administrative reimbursements, dividends, interest, principal and other return of capital payments which (in each case) are contingent.

     "Contingent Obligation" of a Person means (without duplication) any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person (including but not limited to Financial Guaranties), or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or Letter of Credit reimbursement obligation. The amount of any Contingent Obligation that is not a Financial Guaranty of a Person or a standby Letter of Credit reimbursement obligation shall, at any date, be the amount of such obligation which is reasonably susceptible to quantification as a matured obligation (taking into account the likelihood that such Contingent Obligation will mature into an actual obligation). The amount of any Contingent Obligation that is a standby Letter of Credit reimbursement obligation shall be the LC Contingent Reimbursement Value. The amount of any Financial Guaranty of a Person at any date shall be the maximum amount that may become payable (conditionally or unconditionally) by such Person as of such date thereunder.
     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section
2.9.3.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

     "Default" means an event described in Article VII.

     "Designated Prepayment" is defined in Section 2.7.4(iv).

     "Dollar" or "$" means United States Dollars.

     "Dollar Equivalent" of (i) any Advance (other than a Foreign Currency Advance) as of any date, means the Dollar amount of such Advance outstanding (or to be made) on such date, (ii) any Foreign Currency Advance as of any date, means the amount of Dollars into which the amount of such Foreign Currency Advance outstanding (or to be made) on such date may be converted at the spot rate at which Dollars are offered to the Agent in London for the Foreign Currency in which such Foreign Currency Advance is (or is to be) denominated in an amount comparable to the amount of such Advance at approximately 11:00 a.m. (London time) on the second Business Day prior to the date such Foreign Currency Advance was initially (or is to be) made, (iii) any Facility B Letter of Credit as of any date, means the Dollar stated amount of such Facility B Letter of Credit undrawn on such date, (iv) any Reimbursement Obligation as of any date, means the Dollar amount of the then unreimbursed payments or disbursements made by Lenders, the Issuing Banks and/or the Agent (without duplication) in respect of draws under any Facility B Letter of Credit and (v) any other amount required to be determined under the terms of this Agreement (a) if denominated in Dollars, such Dollar amount and (b) if denominated in a currency other than Dollars, the amount of Dollars required to purchase such amount of other currency at the spot rate at which Dollars are offered by recognized dealers to the Agent in London for such other currency on the date of the calculation of such amount.

     "Domestic Borrowing Subsidiary" means any Domestic
Subsidiary that is also a Borrowing Subsidiary.

     "Domestic Subsidiary" means any Subsidiary which is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

     "Earnings" means, (i) when used with respect to the Borrower, income from operations on a consolidated basis for the Borrower and its Subsidiaries excluding equity earnings in non-consolidated Subsidiaries and Affiliates plus cash dividends from non-consolidated Subsidiaries and Affiliates, and (ii) when used with respect to any other Person, income from operations on a consolidated basis for such Person and its Subsidiaries excluding equity earnings in non-consolidated Subsidiaries and Affiliates plus cash dividends from non-consolidated Subsidiaries and Affiliates.

     "EBITDA" means, (i) when used in connection with the Borrower and its Subsidiaries for any period, the sum of Earnings before Net Interest, income taxes, depreciation expense and amortization expense for such period plus any non-cash charges and expenses incurred during such period related to the disposition of businesses or entire facilities or to the revaluation of intangibles minus any cash payments made during such period with respect to any non-cash charges and expenses related to the disposition of businesses or entire facilities previously taken into account, all determined in accordance with Agreement Accounting Principles on a consolidated basis for the Borrower and its Subsidiaries and (ii) when used in connection with any Acquisition Target for any period, (y) where the Acquisition is of voting securities or other ownership interests in a corporation, partnership interest or joint venture, Earnings before Net Interest, income taxes, depreciation expense and amortization expense for such period, all determined in accordance with Agreement Accounting Principles on a consolidated basis for the Target and its Subsidiaries included in such Acquisition, and (z) where the Target consists of assets of a Person (including, without limitation, a going business or division or one or more manufacturing lines) other than voting securities or other ownership interests in another Person, the income from operations before Net Interest, income taxes, depreciation expense and amortization expense generated by the assets comprising the Target during such period; provided there shall be excluded from the calculation of EBITDA the effect of EITF 85-45 (promulgated by the Financial Accounting Standards Board) as a result of the Brenco Acquisition.

     "Effective Date" is defined in Section 4.1.

     "Election to Participate" means a letter agreement, in the form of Exhibit B attached hereto, pursuant to which a Subsidiary agrees to become a Borrowing Subsidiary hereunder.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time, and any rule or regulation issued thereunder.

     "Eurocurrency" means Dollars and, to the extent such currencies are freely transferable and convertible into Dollars and are available in the London interbank market, the lawful currencies of France, Germany, Italy, Japan, Switzerland, Canada, the United Kingdom and any other country agreed to by the Required Banks.

     "Eurocurrency Advance" means an Advance denominated in a Eurocurrency which bears interest at the Eurocurrency Rate, including, but not limited to, Eurodollar Advances.

     "Eurocurrency Base Rate" means either (i) with respect to any Eurocurrency Advance for any specified Eurocurrency Interest Period, the rate of interest per annum equal to the rate for (in the case of Eurodollar Advances) Dollar deposits (and in the case of Advances in any other Eurocurrency, deposits in such Eurocurrency) in the approximate amount of such Eurocurrency Advance with maturities equal to such Eurocurrency Interest Period which appears on Telerate Page 3750 (or, in the case of Advances in any other Eurocurrency, on the appropriate Telerate Page for such Eurocurrency) or, if there is more than one such rate for the applicable Eurocurrency, the average of such rates rounded to the nearest 1/100 of 1%, as of 11 a.m. (London time) two Business Days prior to the first day of such Eurocurrency Interest Period or (ii) if no such rate of interest appears on Telerate Page 3750 (or, in the case of Advances in any other Eurocurrency, on the appropriate Telerate Page for such Eurocurrency), for any specified Eurocurrency Interest Period, the rate of interest per annum determined by the Agent to be the rate at which deposits in the applicable Eurocurrency are offered by First Chicago to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurocurrency Interest Period for delivery on such day, in the approximate amount of First Chicago's pro rata share of such Eurocurrency Advance and having a maturity equal to such Eurocurrency Interest Period. The term "Telerate Page 3750" means the display designated as "Page 3750" on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association interest rate settlement rates for Dollar deposits). Any Eurocurrency Rate determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the foregoing provisions of this subparagraph shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.

     "Eurocurrency Interest Period" means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrowing Entity pursuant to this Agreement. Such Eurocurrency Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurocurrency Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month; and provided further, however, that if a Eurocurrency Interest Period would otherwise end on a day which is not a Business Day, such Eurocurrency Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurocurrency Interest Period shall end on the immediately preceding Business Day.

     "Eurocurrency Loan" means a Loan denominated in a Eurocurrency which bears interest at the Eurocurrency Rate, including, but not limited to, Eurodollar Loans.

     "Eurocurrency Rate" means, with respect to any Eurocurrency Advance for any specified Eurocurrency Interest Period, a rate per annum equal to the sum of (i) the percentage indicated as the Applicable Margin for the Eurocurrency Rate plus (ii) the quotient of (a) the Eurocurrency Base Rate applicable to such Eurocurrency Advance and Eurocurrency Interest Period, divided by
(b) either (1) for any Eurodollar Advance, a number equal to one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurocurrency Advance and Eurocurrency Interest Period or
(2) for any other Eurocurrency Advance, the number one The Eurocurrency Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Eurodollar Advance" means an Advance denominated in Dollars which bears interest at the Eurocurrency Rate.

     "Eurodollar Loan" means a Loan denominated in Dollars which bears interest at the Eurocurrency Rate.

     "Exchange Act" is defined in the definition of "Change of Control" in this Article I.

     "Excluded Asset Sales" are any of the Asset Sales permitted under Section 6.13(a)(x) or Section 6.13(a)(y).

     "Excluded Tax" is defined in Section 2.20.1(a).

     "Existing Letters of Credit" means the outstanding Letters of Credit listed on Schedule 6.

     "Extension Date" means (i) initially, July 19, 2000 and (ii) thereafter, July 19, 2001.

     "Extension Request" is defined in Section 2.19.

     "Facility A Advance" means an advance consisting of Facility
A Loans.

     "Facility A Borrowing Date" means (i) when used with respect to Loans made to fund the Offer to Purchase, the date(s) of the purchase(s) of shares pursuant to the Offer to Purchase and (ii) when used with respect to Loans made to fund the Merger, the date of the consummation of the Merger.

     "Facility A Commitment" means, for each Lender, the obligation of such Lender to make Facility A Loans not exceeding an amount equal to the product of (i) the then existing Aggregate
Facility A Commitment and (ii) the Percentage applicable to such Lender.

     "Facility A Loan" is defined in Section 2.1.1.

     "Facility A Termination Date" means July 19, 2002 or such earlier date as the Aggregate Facility A Commitment may be terminated in accordance with this Agreement.

     "Facility B Advance" means an advance consisting of Facility
B Loans.

     "Facility B Commitment" means, for each Lender, the obligation of such Lender to make Facility B Loans and to participate in Facility B Letters of Credit not exceeding an amount equal to the product of (i) the then existing Aggregate
Facility B Commitment and (ii) the Percentage applicable to such Lender.

     "Facility B Letter of Credit" means (a) the Existing Letters of Credit (including, without limitation the Specified Letter of Credit) and (b) a Commercial Letter of Credit or Standby Letter of Credit issued hereunder.

     "Facility B Letter of Credit Fee" is defined in Section 3.8.

     "Facility B Letter of Credit Obligations" means, as at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding and (b) the aggregate then undrawn face amount of the then outstanding Facility B Letters of Credit (including, without limitation, the Existing Letters of Credit).

     "Facility B Loan" is defined in Section 2.1.2.

     "Facility B Termination Date" means July 19, 2002 or such
(x) later date as to which the Facility B Termination Date may be extended in accordance with Section 2.19 or (y) earlier date as the Aggregate Facility B Commitment may be terminated in accordance with this Agreement.

     "Facility Termination Date" means the later to occur of the Facility A Termination Date and the Facility B Termination Date.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

     "Financial Guaranties" of a Person means (without duplication) any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses or contingently agrees to provide funds for the repayment of money borrowed by or advanced to or for the account of another Person. The amount of any Financial Guaranty of a Person at any date shall be the maximum amount that may become payable (conditionally or unconditionally) by such Person as of such date thereunder.

     "Financial Letter of Credit" means any Standby Letter of Credit which represents an irrevocable obligation to the beneficiary on the part of the Issuing Bank (i) to repay money borrowed by or advanced to or for the account of the account party or (ii) to make any payment on account of any indebtedness undertaken by the account party, in the event the account party fails to fulfill its obligation to the beneficiary.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fixed Asset Expenditures" is defined in Section 6.18.

     "Fixed CD Base Rate" means, with respect to any Fixed CD Rate Advance for any specified CD Interest Period, the per annum rate determined by the Agent to be the arithmetic average of the prevailing bid rates quoted to the Agent at or before 10 a.m. (Chicago time) on the first day of such CD Interest Period by three New York or Chicago certificate of deposit dealers of recognized standing selected by the Agent in its sole discretion for the purchase on such day at face value of certificates of deposit of First Chicago in the approximate amount of First Chicago's relevant Fixed CD Rate Loan and having a maturity equal to such CD Interest Period.
     "Fixed CD Rate" means, with respect to any Fixed CD Rate Advance for any specified CD Interest Period, a rate per annum equal to the sum of (i) the quotient of (a) the Fixed CD Base Rate applicable to such Fixed CD Rate Advance and CD Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Fixed CD Rate Advance and CD Interest Period plus (ii) the Assessment Rate applicable to such CD Interest Period, plus (iii) the percentage indicated as the Applicable Margin for the Fixed CD Rate. The Fixed CD Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

     "Fixed CD Rate Advance" means an Advance which bears interest at a Fixed CD Rate.

     "Fixed CD Rate Loan" means a Loan which bears interest at a Fixed CD Rate.

     "Fixed Charge Coverage Ratio" is defined in Section 6.22.5 hereof.

     "Fixed Rate" means the Fixed CD Rate or the Eurocurrency
Rate.

     "Fixed Rate Advance" means an Advance which bears interest at a Fixed Rate.

     "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

     "Foreign Borrowing Subsidiary" means any Foreign Subsidiary that is also a Borrowing Subsidiary.

     "Foreign Currency" means any currency other than Dollars.

     "Foreign Currency Advance" means any Eurocurrency Advance in a Foreign Currency.

     "Foreign Currency Loan" means any Eurocurrency Loan in a
Foreign Currency.

     "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

     "Governmental Agency" means any government (foreign or domestic) or any state or other political subdivision thereof, or governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or instrumentality (including without limitation any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity, directly or indirectly majority-owned by or subject to the control of any of the foregoing.

     "Gross Negligence" means recklessness, the absence of the slightest care or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

     "Guarantors" means all of the Borrower's Subsidiaries as of the Effective Date (other than Foreign Subsidiaries) and any other New Subsidiaries (other than Foreign Subsidiaries) which have satisfied the provisions of Section 6.16(b)(ii) hereof, and their respective successors and assigns.

     "Guaranty" means that certain Subsidiary Guaranty dated as of July 19, 1996 executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended, modified, supplemented and/or restated (including to add new Guarantors), and as in effect from time to time.

     "Indebtedness" of a Person means (without duplication) such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), provided that such deferral was initially for a period of one year or longer, (iii) obligations, whether or not assumed, secured by Liens on property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) Capitalized Lease Obligations and (vi) Contingent Obligations.

     "Initial Syndication Period" is defined in Section 2.2.

     "Intangible Assets" means, as of any specified date, the amount shown as "Goodwill and other intangible assets, less accumulated amortization" (or any successor line item) for the most recently ended fiscal quarter of the Borrower for which financial statements were delivered under Section 6.1.

     "Interest Coverage Ratio" means, as of any fiscal quarter end, a ratio of (i) EBITDA for such fiscal quarter and the three immediately preceding fiscal quarters to (ii) Net Interest for such fiscal quarter and the three immediately preceding fiscal quarters, all determined in accordance with Agreement Accounting Principles on a consolidated basis for the Borrower and its Subsidiaries.

     "Interest Period" means a CD Interest Period or a
Eurocurrency Interest Period.

     "Investment" of a Person means any loan, advance (other than commissions, travel and other advances to officers, directors and employees made in the ordinary course of business or in connection with compensatory plan arrangements), extension of credit (other than accounts receivable arising in the ordinary course of business), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

     "Issuance Date" is defined in Section 3.4(a).

     "Issuance Notice" is defined in Section 3.4(c).

     "Issuing Bank" is defined in Section 3.1.

     "Judgment Currency" is defined in Section 2.12.2.

     "LC Contingent Reimbursement Value" means, when used in the definition of "Contingent Obligation" herein, (i) for standby Letters of Credit with respect to which the Borrower has shown or will show, on its consolidated financial statements, a charge against Net Income and has accrued or will accrue a corresponding liability relating to the partial or total occurrence of the contingency against which the Letter of Credit is issued, zero,
(ii) for standby Letters of Credit issued in support of Indebtedness reflected on the consolidated financial statements of the Borrower, zero and (iii) for standby Letters of Credit issued in support of Indebtedness not reflected on the consolidated financial statements of the Borrower, the face amount of such Letter of Credit.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or a co-obligor.

     "Letter of Credit Collateral Account" is defined in Section
3.9.

     "Letter of Credit Request" is defined in Section 3.4(a).

     "Level I Status" is defined in Section 2.5.

     "Level II Status" is defined in Section 2.5.

     "Level III Status" is defined in Section 2.5.

     "Level IV Status" is defined in Section 2.5.
     "Level V Status" is defined in Section 2.5.

     "Level VI Status" is defined in Section 2.5.

     "Leverage Ratio," for any day, means a ratio of (i) (a) Indebtedness of the Borrower and its Subsidiaries on such day minus (b) cash and Marketable Securities of the Borrower and its Subsidiaries on such day in excess of $1,500,000 to (ii) EBITDA of the Borrower and its Subsidiaries for the fiscal quarter ended on such day (or most recently ended, if such day is not a fiscal quarter end date) and the immediately preceding three fiscal quarters.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment as security, deposit arrangement for security, encumbrance or similar preference, priority or other security agreement or arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, (i) with respect to a Lender, such Lender's portion of any Advance made pursuant to Section 2.1 and (ii) collectively, with respect to all Lenders, all Facility A Loans and Facility B Loans.

     "Loan Documents" means this Agreement, the Notes, the Guaranty and, if any pledge agreement is ever delivered hereunder pursuant to Section 6.16(a)(iii) hereof, such pledge agreement.

     "Mandatory Cash Payments" means those cash payments required (without the occurrence of any contingency) to be paid to the Borrower or any Subsidiary pursuant to the terms of an acquisition agreement (or other relevant document) described in the definition of "Cash Flow Incurrence Test", such payments to include, without limitation, those required on account of royalty payments, license and technical transfer fees, administrative reimbursements, dividends, interest, principal and other return of capital payments which (in each case) are mandatory.

     "Marketable Securities" means any of the following: (i) obligations of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof maturing not more than 12 months after the date of acquisition; (ii) Commercial paper rated A-l or better by S&P or P-l or better by Moody's; (iii) Demand deposit accounts maintained in the ordinary course of business; (iv) Certificates of deposit and bankers' acceptances issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000 or with any Lender; and (v) obligations of any United States state or any political subdivision of such a state, or any agency or instrumentality of such a state or political subdivision, maturing not more than 12 months after acquisition that are rated A or better by S&P or A or better by Moody's.

     "Material Adverse Effect" means a material adverse effect on
(i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Merger" means the merger of the Acquisition Subsidiary with and into Brenco pursuant to Article II of the Acquisition
Agreement.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Net Assets" means total assets minus current liabilities, all determined on a consolidated basis for the Borrower and its Subsidiaries.

     "Net Cash Proceeds" means, with respect to any Asset Sale by any Person (calculated in each instance in Dollar Equivalents):

          (a) cash and Marketable Securities (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash and Marketable Securities received (x) as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale or (y) conversion or other liquidation of any Property received as consideration in such Asset Sale), after (i) provision for all income or other taxes measured by or resulting from such Asset Sale, (ii) payment of all brokerage commissions and other fees and expenses related to such Asset Sale, (iii) all amounts (in Dollar Equivalents) used to repay Indebtedness secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (iv) deduction of appropriate amounts (in Dollar Equivalents) to be provided by such Person or a Subsidiary of such Person as a reserve, the existence and amount of which shall be only to the extent required to be established as a reserve on the applicable Person's balance sheet in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and
          (b) cash payments in respect of any Indebtedness, capital stock or other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary after netting amounts for the items described in clauses (i) through (iv) of the foregoing clause (a) (to the extent such amounts were not previously netted from amounts paid under the foregoing clause (a)).

     "Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles (plus any non-cash charges and expenses incurred during such period related to the disposition of businesses or entire facilities or to the revaluation of intangibles and minus any cash payments made during such period with respect to any non-cash charges and expenses related to the disposition of businesses or entire facilities previously taken into account); provided, however, that to the extent reported as a separate item on the Borrower's financial statements delivered pursuant to Section 6.1, there shall be excluded (i) the income (or loss) of any non-Subsidiary Affiliate of the Borrower or other Person (other than a Subsidiary of the Borrower) in which any Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends, distributions or other cash amounts actually paid to the Borrower, or any of its Subsidiaries by such Affiliate or other Person during such period and (ii) the income (or loss) of any Person accrued prior to the date that such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person's assets are acquired by the Borrower or any of its Subsidiaries; provided there shall be excluded from the calculation of Net Income the effect of EITF 85-45 (promulgated by the Financial Accounting Standards Board) as a result of the Brenco Acquisition.

     "Net Interest" means, for any period, total interest expense minus total interest income.

     "Net Worth" means the aggregate amount of common shareholders' equity as determined from a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles; provided there shall be excluded from the calculation of Net Worth the effect of EITF 85-45 (promulgated by the Financial Accounting Standards Board) as a result of the Brenco Acquisition.

     "New Subsidiary" is defined in Section 6.16(b).

     "Notes" means, collectively, the Borrower Notes and the Borrowing Subsidiary Notes.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the Facility B Letter of Credit Obligations and all other liabilities (if any), whether actual or contingent, of the Borrowing Entities with respect to Facility B Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowing Entities to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents, including the Borrowing Subsidiary Obligations.

     "Offer to Purchase" shall mean the Acquisition Subsidiary's
Offer to Purchase for cash any and all outstanding shares of common stock of Brenco, dated June 20, 1996.

     "Operating Cash Flow" for any period means, for the Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (i) Net Income for such period, (ii) depreciation expense for such period, (iii) amortization expense for such period and (iv) any non-cash losses (minus any non-cash gains) arising outside of the ordinary course of business which have been included in the determination of Net Income for such period (to the extent reported as a separate item on the Borrower's financial statements), all calculated in accordance with Agreement Accounting Principles.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each January, April, July and October.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Percentage" means, for each Lender the percentage set forth opposite its name on Schedule 1 attached hereto, as such percentage (and such schedule) may be modified from time to time pursuant to the terms hereof, including but not limited to the provisions of Section 12.3.2.

     "Performance Letter of Credit" means any Standby Letter of
Credit which represents an irrevocable obligation to the beneficiary on the part of the Issuing Bank to make payment on account of any default by the account party in the performance of a nonfinancial or commercial obligation.

     "Permitted Acquisition" means an Acquisition (excluding the Brenco Acquisition, which shall be permitted notwithstanding the following provisions, but subject to the other applicable terms and conditions set forth in this Agreement): (i) made at a time when no Default or Unmatured Default exists or would exist after giving effect to such Acquisition, (ii) for which the board of directors or other governing body of such Person being acquired has approved the terms of such Acquisition (if such Acquisition is a tender offer for the securities of a Person that is required to file periodic reports under the Exchange Act, or if by the terms of such Acquisition such board or other governing body approval is required) or for which (in any other case) the board of directors or other governing body of the Person owning the stock or assets being acquired (as the case may be) has approved the terms of such Acquisition, (iii) for which the Borrower has demonstrated to the Lenders that, after giving effect to such Acquisition, the Borrower can satisfy the Cash Flow Incurrence Test (provided that this test need only be satisfied if the purchase price of the subject Acquisition, excluding assumed liabilities, either (a) equals or exceeds $10,000,000 or (b) when added to the purchase price of each other Acquisition, the purchase price of which (excluding any liabilities assumed) was less than $10,000,000, made during the same fiscal year, equals or exceeds $10,000,000) and (iv) for which the Borrower has first provided the Lenders with (a) financial information with respect to the Target of such Acquisition (including historical financial statements, to the extent available) and (b) a description of the Target of such Acquisition.

     "Permitted Indebtedness" means Indebtedness permitted under any of clauses (i) through (viii) of Section 6.11.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any Governmental Agency.

     "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

     "Property" of a Person means any and all property and assets, whether real, personal, tangible, intangible, or mixed, of such Person.

     "Purchasers" is defined in Section 12.3.1.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by nonbank, nonbroker lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the obtaining of credit for the purpose of purchasing or carrying margin stock from (among others) member banks of the Federal Reserve System.

     "Reimbursement Obligations" means, at any time, the aggregate (without duplication) of the Obligations of the Borrowing Entities to the Lenders, the Issuing Banks and/or the Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Banks and/or the Agent under or in respect of draws made under the Facility B Letters of Credit.

     "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more, but does not include any amounts payable under Capitalized Leases of such Person.

     "Reportable Event" means a reportable event as defined in
Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of
Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

     "Required Lenders" means Lenders in the aggregate having at least 66 % of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 % of the sum of (i) the Dollar Equivalent of the aggregate unpaid principal amount of the outstanding Advances plus (ii) the Facility B Letter of Credit Obligations.

     "Reserve Requirement" means, with respect to any Fixed Rate Advance for any Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on new non-personal time deposits of $100,000 or more with a maturity equal to that of such Fixed CD Rate Advance for such CD Interest Period (in the case of Fixed CD Rate Advances) or on "Eurocurrency liabilities" with a maturity equal to that of such Eurodollar Advance for such Eurocurrency Interest Period (in the case of Eurodollar Advances).

     "S&P" means Standard and Poor's Corporation.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Senior Debt" means total Indebtedness, other than Subordinated Indebtedness, minus cash and Marketable Securities of the Borrower in excess of $1,000,000, all determined for the Borrower and its Subsidiaries on a consolidated basis (without duplication).

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Specified Currency" is defined in Section 2.12.2.

     "Specified Letter of Credit" means that certain Irrevocable Standby Letter of Credit Number SPL33958 issued by Harris Trust and Savings Bank on April 20, 1994 in the face amount of $4,940,727.00 for the benefit of Insurance Company of North America and Pacific Employees Insurance Company, the face amount of which was decreased by Amendment Number 1 thereto dated as of May 1, 1995 to a reduced face amount of $3,970,226.00, the current expiry date of which has been amended to April 30, 1997.

     "Specified Place" is defined in Section 2.12.2.

     "Standby Letter of Credit" means an irrevocable standby
Letter of Credit issued by an Issuing Bank pursuant to Section
3.1, that is either a Financial Letter of Credit or a Performance
Letter of Credit.

     "Status" means, at any date of determination thereof, whichever of Level I Status, Level II Status, Level III Status,
Level IV Status, Level V Status or Level VI Status exists at such date.

     "Subject Country" is defined in Section 5A.4.

     "Subordinated Debt" means the Borrower's $69,000,000 original principal amount Convertible Subordinated Debentures due
2003, issued pursuant to that certain Indenture dated May 27, 1993, between the Borrower and Harris Trust and Savings Bank, as
Trustee.

     "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders. In the case of the Borrower, such Subordinated Indebtedness shall include, but shall not be limited to, the Subordinated Debt.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

     "Target" means, (i) when used with respect to (x) an Acquisition of securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or (y) ownership interests in any partnership or joint venture, such corporation, partnership or joint venture, and (ii) when used with respect to an Acquisition of any assets other than those described in clause (i), the assets being so acquired.

     "Taxes" is defined in Section 2.20.1.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Alternate Base Rate Advance, Fixed CD Rate Advance, Eurodollar
Advance or other Eurocurrency Advance.

     "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
     All references to the Subsidiaries of the Borrower in the Representations, Warranties and Covenants contained herein shall include Brenco and its Subsidiaries.


ARTICLE II

THE CREDITS

      2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to any of the Borrowing Entities from time to time in amounts such that the Dollar Equivalent of all Advances (as of the respective dates of determination of such Dollar Equivalent amounts) does not exceed in the aggregate at any one time outstanding (after giving effect to the intended use of proceeds of any Advance used to repay any outstanding Reimbursement Obligations or previously-made Advances) the amount of such Lender's Percentage of the Aggregate Available Commitment (except to the extent such excess results from currency fluctuations as permitted under Sections 2.7.2 and 2.9.3). The Facility A Commitments to lend hereunder shall expire on the Facility A Termination Date. The Facility B Commitments to lend hereunder shall expire on the Facility B Termination Date. Each Loan made pursuant to this Section 2.1 shall be either a Facility A Loan or a Facility B Loan. Each Advance made pursuant to this
Section 2.1 shall be either a Facility A Advance or a Facility B
Advance.

          2.1.1. Facility A Loans. (a) Amount of Facility A Loans. Subject to the terms and conditions set forth in this Agreement, each Lender severally and not jointly agrees to make on each Facility A Borrowing Date, a term loan, in Dollars, to the Borrower (each individually, a "Facility A Loan" and, collectively, the "Facility A Loans"). The aggregate amount of the term loans made pursuant to this Section 2.1.1(a) by any Lender shall not exceed such Lender's Facility A Commitment.

          (b) Borrowing Notice. The Borrower shall deliver to the Agent a Borrowing Notice, signed by it, on or before each Facility A Borrowing Date or shall provide telephonic notice of borrowing (promptly confirmed in writing) in accordance with the terms of Section 2.13. Such Borrowing Notice shall specify instructions for the disbursement of the proceeds of the Facility A Loans. Any Borrowing Notice given pursuant to this Section 2.1.1(b) shall be irrevocable.

          (c)  Making of Facility A Loans.  Promptly after
     receipt of a Borrowing Notice      under Section 2.1.1(b) in
     respect of the Facility A Loans, the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed Advance. Each Lender shall deposit an amount equal to its Facility A Loan with the Agent at its office in Chicago, Illinois, in immediately available funds, on the Facility A Borrowing Date specified in the Borrowing Notice. Subject to the fulfillment of the conditions precedent set forth in Article IV, the Agent shall make the proceeds of such amounts received by it available to the Borrower at the Agent's office in Chicago, Illinois on the applicable Facility A Borrowing Date and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in such Borrowing Notice.

          (d) Repayment of the Facility A Loans. (i) The Facility A Loans shall be repaid in twenty-four (24) consecutive installments, the first twenty-three (23) of which shall be payable quarterly on the last day of each calendar quarter commencing October 31, 1996 and continuing thereafter to and including April 30, 2002 and the final installment shall be payable on the Facility A Termination Date, and the Facility A Loans shall be permanently reduced by the amount of each installment on the date payment thereof is required to be made hereunder. The installments shall be in the aggregate amounts set forth below:

                  Installment Date              Installment Amount

                    October 31, 1996              $ 1,500,000

                    January 31, 1997              $ 1,500,000
                    April 30, 1997                $ 1,500,000
                    July 31, 1997                 $ 1,500,000
                    October 31, 1997              $ 2,000,000

                    January 31, 1998              $ 2,000,000
                    April 30, 1998                $ 2,000,000
                    July 31, 1998                 $ 2,000,000
                    October 31, 1998              $ 3,000,000

                    January 31, 1999              $ 3,000,000
                    April 30, 1999                $ 3,000,000
                    July 31, 1999                 $ 3,000,000
                    October 31, 1999              $ 5,000,000

                    January 31, 2000              $ 5,000,000
                    April 30, 2000                $ 5,000,000
                    July 31, 2000                 $ 5,000,000
                    October 31, 2000              $ 6,000,000

                    January 31, 2001              $ 6,000,000
                    April 30, 2001                $ 6,000,000
                    July 31, 2001                 $ 6,000,000
                    October 31, 2001              $ 7,000,000

                    January 31, 2002              $ 7,000,000
                    April 30, 2002                $ 7,000,000
                    Facility A Termination Date   $44,000,000

Notwithstanding the foregoing, the final installment payable on the Facility A Termination Date shall be in the amount of the then outstanding principal balance of the Facility A Loans. No installment of any Facility A Loan shall be reborrowed once repaid.

               (ii) In addition to the scheduled payments on the Facility A Loans, the Borrower (a) may make the voluntary prepayments described in Section 2.7.1 for credit against the scheduled payments on the Facility A Loans pursuant to Section
2.7.1 and (b) shall make the mandatory prepayments prescribed in
Section 2.7.4, for credit against such scheduled payments on the Facility A Loans pursuant to Section 2.7.4(vi).
          2.1.2. Facility B Loans. (a) From and including the date of this Agreement and prior to the Facility B Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement (including, without limitation, the terms and conditions of Section 2.6 and Section 8.1 relating to the reduction, suspension or termination of the Aggregate Facility B Commitment), to make revolving loans (each individually, a "Facility B Loan" and, collectively, the "Facility B Loans") to any Borrowing Entity from time to time provided that no such Facility B Loans shall be required if after making any such Facility B Loan the sum of (i) the Dollar Equivalent of the aggregate unpaid principal balance of the Facility B Advances attributable to such Lender then outstanding plus (ii) the Dollar Equivalent of the Facility B Letter of Credit Obligations attributable to such Lender then outstanding would exceed such Lender's Facility B Commitment. Subject to the terms of this Agreement (including, without limitation, the terms and conditions of Section 2.6 and 8.1 relating to the reduction, suspension or termination of the Aggregate Facility B Commitment), a Borrowing Entity may borrow, repay and reborrow Facility B Loans at any time prior to the Facility B Termination Date. Unless earlier terminated in accordance with the terms and conditions of this Agreement, the Facility B Commitments of the Lenders to lend hereunder shall expire on the Facility B Termination Date. All outstanding Facility B Loans shall be paid in full by the applicable Borrowing Entity on the Facility B Termination Date.

               (b) Borrowing Notice. When a Borrowing Entity desires to borrow under this Section 2.1.2, it shall deliver to the Agent a Borrowing Notice, signed by it, specifying that the Borrower is requesting a Facility B Loan pursuant to this Section 2.1.2 or shall provide telephonic notice of borrowing (promptly confirmed in writing) in accordance with the terms of Section 2.13. Any Borrowing Notice given pursuant to this Section 2.1.2(b) shall be irrevocable.

      2.2. Ratable Loans; Types of Advances. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Advances may be Alternate Base Rate Advances, Fixed CD Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the relevant Borrowing Entity in accordance with Sections 2.8 and 2.9; provided, however, that (i) Eurocurrency Advances denominated in a Foreign Currency may be outstanding in not more than six Foreign Currencies at any one time; (ii) there shall not be more than ten Fixed Rate Advances outstanding at any one time; and (iii) notwithstanding anything herein to the contrary, without the Agent's consent, no Borrowing Entity may select a Fixed Rate with an Interest Period greater than one month for any Advance made during the period (the "Initial Syndication Period") ending on the earlier of (i) three months after the date hereof and (ii) the date on which the initial Lenders parties to this Agreement have completed the syndication of their rights and obligations through the initial primary syndication to a select group of financial institutions (which date the Agent agrees to communicate to the Borrower promptly thereafter).

      2.3. Minimum Amount of Each Advance. Each Fixed Rate Advance shall be in an amount having a Dollar Equivalent of not less than $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Alternate Base Rate Advance shall be in the minimum amount of $200,000 (and in multiples of $100,000 if in excess thereof); provided, however, that any Alternate Base Rate Advance may be in the amount of the unused Aggregate Available Commitment.

      2.4.     Fees.  In addition to the Facility B Letter of
Credit Fees and issuance fees identified in Section 3.8, the Borrower agrees to pay the following fees:

          2.4.1. Commitment Fee. The Borrower agrees to pay to the Agent for the ratable account of each Lender, for the period from the date hereof to and including the Facility Termination Date, a commitment fee at a rate per annum equal to the annual percentage rate indicated as the Applicable Margin for the commitment fee hereinbelow on the average daily unborrowed portion of such Lender's Percentage of the Aggregate Commitment, the accrued but unpaid portion of which shall be payable on each Payment Date hereafter and on the Facility Termination Date. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans and issue or participate in Facility B Letters of Credit hereunder, and commitment fees shall cease to accrue thereafter. For purposes of calculating the commitment fee hereunder, the principal amount of each Foreign Currency Advance shall be the Dollar Equivalent of such Foreign Currency Advance as determined under clause (ii) of the definition herein of "Dollar Equivalent".

          2.4.2. Upfront Fee. The Borrower agrees to pay to the Agent for the account of the Lenders (the amount payable to each Lender to be as agreed between the Agent and any Lender), on the date that this Agreement is executed, an upfront fee in an amount set forth in that certain fee letter between the Borrower and the Agent dated March 20, 1996, as it may be amended from time to time (the "Fee Letter").

          2.4.3.  Agent Fees.  The Borrower agrees to pay
     certain fees to the Agent, for its sole account, on the dates and in the amounts set forth in the Fee Letter.

     2.5. Applicable Margin. The Applicable Margin set forth below, with respect to each Advance and for commitment fees and Facility B Letter of Credit Fees payable hereunder, shall be subject to adjustment (upwards or downwards, as appropriate) based on the Borrower's Status as at the end of each fiscal quarter in accordance with the table set forth below. The Borrower's Status as at the last day of each fiscal quarter shall be determined from the annual or quarterly financial statements of the Borrower which first included such fiscal quarter delivered by the Borrower to the Lenders pursuant to Section 6.1. The Borrower's Status on the Effective Date shall be based upon the Compliance Certificate delivered pursuant to Section 4.1.
The adjustment, if any, to the Applicable Margin shall be effective five days after the Agent has received such annual or quarterly financial statements, as the case may be. In the event that the Borrower shall at any time fail to furnish to the Lenders such financial statements within the time limitations specified by Section 6.1, then the Borrower's Status shall be Level I Status from the date of such failure until the fifth day after such financial statements are so delivered.


Applicable      Level I  Level II  Level     Level    Level V  Level
Margin          Status    Status   III       IV       Status   VI
                                   Status    Status            Status
Alternate Base  .25%     0%        0%        0%       0%       0%
Rate
Eurocurrency    1.25%    1.00%     0.875%    0.75%    0.625%   0.50%
Rate
Fixed CD Rate   1.375%   1.125%    1.00%     0.875%   0.75%    0.625%
Commitment Fee  0.375%   0.25%     0.25%     0.20%    0.20%    0.175%
Standby Letter
of Credit Fee   1.25%    1.00%     0.875%    0.75%    0.625%   0.50%
(Financial)
Standby Letter
of Credit Fee   0.50%    0.50%     0.50%     0.375%   0.375%   0.375%
(Performance)

For purposes of this Agreement, the Borrower's Status will be determined based on the following definitions:

     "Level I Status" exists at any date if, as of the last day of the then most recently ended fiscal quarter of the Borrower, the Leverage Ratio is greater than 3.0 to 1.0.

     "Level II Status" exists at any date if, as of the last day of the then most recently ended fiscal quarter of the Borrower, the Leverage Ratio is greater than 2.75 to 1.0 but less than or equal to 3.0 to 1.0.

     "Level III Status" exists at any date if, as of the last day of the then most recently ended fiscal quarter of the Borrower, the Leverage Ratio is greater than 2.5 to 1.0 but less than or equal to 2.75 to 1.0.

     "Level IV Status" exists at any date if, as of the last day of the then most recently ended fiscal quarter of the Borrower, the Leverage Ratio is greater than 2.0 to 1.0 but less than or equal to 2.5 to 1.0.

     "Level V Status" exists at any date if, as of the last day of the then most recently ended fiscal quarter of the Borrower, the Leverage Ratio is greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0.

     "Level VI Status" exists at any date if, as of the last day of the then most recently ended fiscal quarter of the Borrower, the Leverage Ratio is less than or equal to 1.5 to 1.0.

Notwithstanding the foregoing, the Applicable Margin for the period from the date hereof until January 19, 1997 shall be the Applicable Margin determined based upon the Leverage Ratio applicable on the date hereof calculated as set forth in the following sentence but in no event shall the Applicable Margin for such period be less than the Applicable Margin as set forth in Level III above. For purposes of calculating the Leverage Ratio as of the date hereof, the Leverage Ratio shall be calculated (i) after taking into account all borrowings on the Effective Date and all anticipated borrowings necessary to consummate the Brenco Acquisition and (ii) if the sale of Precision Scientific, Inc.'s appliance business has not occurred prior to the date hereof, by excluding from the calculation of Indebtedness in the Leverage Ratio an amount, not to exceed $12,000,000, equal to the anticipated Net Cash Proceeds from such sale; provided, however, in the event that such sale is not consummated on or before August 19, 1996, then the Applicable Margin for the period from the date hereof through such date shall be retroactively adjusted to be the higher of the Applicable Margins set forth in Level III or the Applicable Margins determined based upon the Leverage Ratio as of the date of this Agreement without such exclusion from Indebtedness and shall remain the Applicable Margin until January 19, 1997. On January 19, 1997, the Applicable Margin shall be based upon the Borrower's Status as at the end of the fiscal quarter ended October 31, 1996, which Applicable Margin shall remain in effect until adjusted pursuant to the provisions of this Section 2.5 set forth above.

     2.6. Reductions in Aggregate Facility B Commitment. The Borrower may, at its option, permanently reduce the Aggregate Facility B Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of at least $500,000 or any integral multiple of $100,000 in excess thereof upon at least one Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Facility B Commitment may not be reduced below the sum of (i) the Dollar Equivalent of the aggregate principal amount of the then outstanding Facility B Advances plus (ii) the Facility B Letter of Credit Obligations.

     2.7. Principal Payments.

          2.7.1. Optional Payments. Any Borrowing Entity may from time to time pay or pre-pay, without penalty or premium, all outstanding Alternate Base Rate Advances which are Facility B Advances, or, in a minimum aggregate amount of $200,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Alternate Base Rate Advances which are Facility B Advances upon same day notice to the Agent. The Borrower may from time to time pre-pay, without penalty (other than funding indemnification under 2.20.5) , all outstanding Facility A Advances, or, in a minimum aggregate amount of at least $5,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Facility A Advances, upon one Business Day's notice to the Agent. The amount of each voluntary prepayment of Facility A Advances made pursuant to this
     Section 2.7.1 shall be applied (i) first, to the next four installments of the Facility A Loans occurring after the date of such payment in the order of maturity and (ii) then, after payment in full of such four installments, to the remaining unpaid installments of the Facility A Loans in the inverse order of maturity. A Fixed Rate Advance may be paid or prepaid prior to the last day of the applicable Interest Period, subject to Section 2.20.5.

          2.7.2. Currency Fluctuations; Permitted Excess over Aggregate Commitment. If at any time the Agent shall determine that the aggregate principal amount of outstanding Advances and Facility B Letter of Credit Obligations (after determining the Dollar Equivalent thereof) is greater than 110% of the Aggregate Commitment then in effect, one or more of the Borrowing Entities shall, upon one (1) Business Day's written notice to the Borrower from the Agent, prepay an aggregate principal amount of Advances such that the Dollar Equivalent of the aggregate principal amount of outstanding Advances and Facility B Letter of Credit Obligations does not exceed 110% of the Aggregate Commitment then in effect, provided that this Section 2.7.2 shall not be interpreted to permit any Borrowing Entity to request the making of a new Advance or the issuance or extension of a Facility B Letter of Credit if the aggregate principal amount of outstanding Advances and Facility B Letter of Credit Obligations would, after giving effect to such new Advance or Facility B Letter of Credit, exceed the Aggregate Commitment then in effect; provided further, however, that a Borrowing Entity may request continuations and conversions of existing Advances as described in Section 2.9 when the Dollar Equivalent of the aggregate principal amount of outstanding Advances and Facility B Letter of Credit Obligations would, after giving effect to such continuation or conversion, exceed the Aggregate Commitment so long as the Dollar Equivalent of the aggregate principal amount of outstanding Advances and Facility B Letter of Credit Obligations would not, after giving effect to such continuation or conversion, exceed 110% of the Aggregate Commitment.

          2.7.3. Termination. Each Borrowing Subsidiary shall repay, on the Facility B Termination Date, the entire unpaid principal amount of the Facility B Advances made to it and repay (or cash collateralize) all other Borrowing Subsidiary Obligations applicable to it. The Borrower shall pay in full, on the Facility B Termination Date, the entire unpaid principal amount of the Facility B Advances made to it and repay (or cash collateralize) all other unpaid Obligations, all as more fully set forth in Section 3.9 and Article XIV.

          2.7.4.  Mandatory Prepayments.

          (i) Upon the consummation of any Asset Sale (other than Excluded Asset Sales) by the Borrower or any Subsidiary of the Borrower, the Net Cash Proceeds of which are greater than $1,000,000, within three (3) Business Days after the Borrower's or any of its Subsidiaries' receipt of any Net Cash Proceeds from any such Asset Sale (including upon conversion to cash or Marketable Securities of non-cash proceeds (whether principal or interest and including securities, release of escrow arrangements or lease payments) received from any Asset Sale), the Borrower shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of such Net Cash Proceeds or such proceeds converted from non-cash to Marketable Securities.

          (ii) Within five (5) Business Days after the receipt by the Borrower or any Subsidiary of any proceeds of Indebtedness for borrowed money (other than Permitted Indebtedness), the Borrower shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Indebtedness.

          (iii) Nothing in this Section 2.7.4 shall be construed to constitute the Lenders' consent to any transaction referred to in clause (i) or (ii) above which is not otherwise expressly permitted by the terms of this Agreement.

          (iv) Each mandatory prepayment required by clause (i) and (ii) of this Section 2.7.4 shall be referred to herein as a "Designated Prepayment". Designated Prepayments shall be allocated and applied to the Obligations as follows:

     (I) the amount of each Designated Prepayment made in connection with an Asset Sale described in subsection
          (i) of the definition of Asset Sale shall be applied to the unpaid installments of the Facility A Loans pro rata, and the amount of each Designated Prepayment made in connection with an Asset Sale described in subsection (ii) of the definition of Asset Sale or in connection with the receipt of proceeds of any Indebtedness shall be applied (a) first to the final installment of the Facility A Loans payable on the Facility A Termination Date until such installment has been paid in full and (b) thereafter pro rata to the unpaid installments of the Facility A Loans; and

     (II) except as set forth below, following the payment in full of the Facility A Loans, the amount of each Designated Prepayment shall be applied to repay Facility B Loans (but shall reduce Facility B Commitments only at the option of the Borrower). Notwithstanding the foregoing or anything herein to the contrary, after the payment in full of the Facility A Loans, no Designated Prepayment shall be required to be made or paid with respect to the Facility B Loans if at the time such Designated Prepayment would otherwise required to be paid and applied to the Facility B Loans, all conditions precedent to borrowing under
          Section 4.2 can be met.

          (v) On the date any Designated Prepayment is received by the Agent, such prepayment shall be applied first to Alternate Base Rate Loans and to any Fixed Rate Loans maturing on such date. At the Borrower's option, (a) the Agent shall hold the remaining portion of such Designated Prepayment as cash collateral in an interest bearing deposit account and shall apply funds from such account to repay subsequently maturing Fixed Rate Loans in order of maturity (which Fixed Rate Loans shall continue to accrue interest at the applicable Fixed Rate until such repayment has been made) or (b) the Agent shall apply the remaining portion of such Designated Prepayment to unmatured Fixed Rate Loans in the order of maturity together with amounts payable in respect thereof pursuant to Section 2.20.5.

      2.8. Method of Selecting Types and Interest Periods for New Advances. A Borrowing Entity shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Eurocurrency applicable thereto and, in the case of each Fixed Rate Advance, the Interest Period applicable thereto from time to time. A Borrowing Entity shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Alternate Base Rate Advance, at least one Business Day before the Borrowing Date of each Fixed CD Rate Advance and at least three Business Days before the Borrowing Date for each Eurocurrency Advance, specifying:

     (i)  the name of the Borrowing Entity,

     (ii) the Borrowing Date, which shall be a Business Day, of such Advance,

          (iii)     the aggregate amount of such Advance,

          (iv) the Type of Advance selected,

          (v) in the case of each Eurocurrency Advance, the Eurocurrency applicable thereto, and

          (vi) in the case of each Fixed Rate Advance, the Interest Period applicable thereto.

In the case of Eurocurrency Advances (other than Eurodollar Advances), not later than 11:00 a.m. (London time) on the Borrowing Date thereof, each Lender shall make available its Eurocurrency Loan or Eurocurrency Loans, in funds immediately available in London, in the Foreign Currency selected by the Borrowing Entity, to the Agent at its London address specified in
Schedule 2 attached hereto or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower. In the case of all other Advances, not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago, in Dollars, to the Agent at its Chicago address specified in
Schedule 2 or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower. The Agent will make the funds so received from the Lenders immediately available to the Borrower at the Agent's aforesaid address, as applicable.

      2.9.     Conversion and Continuation of Outstanding
Advances.

          2.9.1. Dollar Advances. Alternate Base Rate Advances shall continue as Alternate Base Rate Advances unless and until such Alternate Base Rate Advances are converted into Fixed Rate Advances, in Dollars. Each Fixed Rate Advance, in Dollars, of any Type shall continue as a Fixed Rate Advance, in Dollars, of such Type until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Advance shall be automatically converted into an Alternate Base Rate Advance unless repaid or unless the applicable Borrowing Entity shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Fixed Rate Advance either continue as a Fixed Rate Advance, in Dollars, of such Type for the same or another Interest Period or be converted into an Advance, in Dollars, of another Type. Subject to the terms of Sections 2.20.5 and 2.3, the Borrower may elect from time to time to convert all or any part of an Advance, in Dollars, of any Type into any other Type or Types of Advances, in Dollars.

          2.9.2. Foreign Currency Advances. Each Eurocurrency Advance, in a Foreign Currency, shall continue as such until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall automatically be deemed to be continued as a Eurocurrency Advance in the same amount and the same Foreign Currency with a Eurocurrency Interest Period of one month (commencing on the last day of the expiring Interest Period), unless the applicable Borrowing Entity shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance in the same Foreign Currency for the same or another Eurocurrency Interest Period.

          2.9.3. General Provisions. The applicable Borrowing Entity shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Fixed Rate Advance (as permitted by the provisions of Sections 2.9.1 and 2.9.2) not later than 10:00 a.m. (Chicago time) on, in the case of a conversion into an Alternate Base Rate Advance, at least one Business Day prior to, in the case of a conversion into a Fixed CD Rate Advance or a continuation of a Fixed CD Rate Advance, or three Business Days prior to, in the case of a conversion into or continuation of a Eurocurrency Advance, the date of the requested conversion or continuation, specifying:

               (i)  the requested date, which shall be a Business
               Day, of such conversion or continuation;

               (ii) the aggregate amount, Eurocurrency and Type of the Advance which is to be converted or continued; and

               (iii) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Fixed Rate Advance, the duration of the Interest Period applicable thereto.

     Notwithstanding the provisions of Sections 2.9.1 and 2.9.2, no Fixed Rate Advance shall be continued as or converted into a Fixed Rate Advance for a new Interest Period if the Dollar Equivalent of the aggregate principal amount of Advances and Facility B Letter of Credit Obligations to be outstanding after giving effect to such continuation or conversion would exceed 110% of the Aggregate Commitment then in effect.

     2.10. Changes in Interest Rate, etc. Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Fixed Rate Advance into an Alternate Base Rate Advance pursuant to Section 2.9.1 to (but excluding) the date it becomes due or is converted into a Fixed Rate Advance pursuant to Section 2.9.1 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period applicable to a Facility A Advance may end after the Facility A Termination Date. No Interest Period applicable to a Facility B Advance may end after the Facility B Termination Date.

     2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default no Advance may be made as, converted into or continued as (as such terms are used in Section 2.9) a Fixed Rate Advance (except with the consent of the Required Lenders). During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate otherwise applicable to the Alternate Base Rate Advance plus 2% per annum.


     2.12.     Method of Payment.

          2.12.1. General. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds, to the Agent, in Dollars, at the Agent's address for Dollar Advances, as specified in Schedule 2 hereto (or, in the case of payments of principal of and interest on Foreign Currency Advances, in the Foreign Currency borrowed, at the Agent's address for Foreign Currency Advances, as specified in Schedule 2 hereto), or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender, in the same type of funds that the Agent received, at such Lender's address for Dollar Advances or for Foreign Currency Advances, as specified in Schedule 2 hereto, or at any other Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized, upon prior notice to the Borrower, to charge the loan account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

          2.12.2. Currency of Payment. All payments of principal of and interest on any Advance or of Reimbursement Obligations or any other Obligations hereunder shall be made by the Borrowing Entity responsible therefor in the currency borrowed (the "Specified Currency") in the manner and at the address (the "Specified Place") specified in Section 2.12.1. Payment of the Obligations shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the "Judgment Currency"), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Agent could purchase the Specified Currency with that amount of the Judgment Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder (an "Entitled Person") shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Judgment Currency, such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate Obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

     2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment thereof on the schedule attached to its Notes; provided, however, that the failure to so record shall not affect the Borrowing Entities' obligations under such Notes. Each Borrowing Entity hereby authorizes the Lenders and the Agent to make, convert or continue its Advances, effect selections of Types of its Advances and to transfer funds, and the Issuing Bank to issue Facility B Letters of Credit for its account, based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrowing Entity. Each Borrowing Entity agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by any of its Authorized Officers. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Alternate Base Rate Advance is prepaid due to acceleration and at maturity. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.15. Notification by Agent. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Facility B Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, Letter of Credit Request, Issuance Notice and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.16. Lending Installations. Subject to Section 2.20.6, each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time, provided that such Lender shall remain the legal entity exclusively entitled to all rights and responsible for all obligations of a Lender hereunder unless such Lender enters into an assignment in compliance with the provisions of
Section 12.3. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation.
Subject to Section 2.20.6, each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.17. Non-Receipt of Funds by the Agent. Unless any Borrowing Entity or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of any Borrowing Entity, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or any Borrowing Entity, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to
(i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by any Borrowing Entity, the interest rate applicable to the relevant Loan.

     2.18. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. In the event that any Foreign Subsidiary becomes a Borrowing Subsidiary hereunder, each Lender will (i) cooperate with the Borrower and such Foreign Subsidiary to determine which tax and withholding forms, if any, may be required by the laws of the country of incorporation of such Borrowing Subsidiary in order to establish that payments under this Agreement and the other Loan Documents from such Foreign Subsidiary to such Lender can be made without deduction or withholding for (or any other liability to pay) any Taxes of such country or any Governmental Agency thereof and (ii) file any such forms described in clause (i) as may be applicable to such Lender, advantageous to the Borrowing Entities and not, in the opinion of such Lender, disadvantageous to such Lender.

     2.19. Extension of Facility B Termination Date. The Borrower may request an extension of the then current Facility B Termination Date for a period of one year, by submitting a request for an extension to the Agent (an "Extension Request") not more than 90 days, but not less than 60 days, prior to the then current Extension Date. Promptly upon receipt of an Extension Request, the Agent shall deliver a copy thereof to the Lenders. Each Lender may, by an irrevocable notice (a "Consent Notice") to the Borrower and the Agent given within 30 days after receipt of the Extension Request by the Agent, consent to such Extension Request of the Borrower, which consent may be given or withheld by each Lender in its absolute and sole discretion. Failure by any Lender to give its consent in writing within such 30 day period shall be deemed a refusal by such Lender of such Extension Request. If less than all of the Lenders consent to the Extension Request, the Borrower's request shall be denied and the Facility B Termination Date shall remain unchanged. If consent is obtained from all of the Lenders prior to the then current Extension Date, the Facility B Termination Date shall be so extended and all references in the Loan Documents to "Facility B Termination Date" shall refer to the Facility B Termination Date, as so extended.

     2.20.     Change in Circumstances.

          2.20.1.  Taxes.

               (a) Payments to be Free and Clear. All sums payable by any Borrowing Entity whether in respect of principal, interest, fees or otherwise shall be paid without deduction for any present and future taxes, levies, imposts, deductions, charges or withholdings imposed by any country, any Governmental Agency thereof or therein, any jurisdiction from which any or all such payments are made and any political subdivision or taxing authority thereof or therein, excluding income and franchise taxes (and deductions and withholdings therefor) imposed on the Agent or any Lender (x) by the jurisdiction under the laws of which the Agent or such Lender is organized or any Governmental Agency or taxing authority thereof or therein, or (y) by any jurisdiction in which the Agent's or such Lender's Lending Installations are located or any Governmental Agency or taxing authority thereof or therein (such excluded taxes, deductions and withholdings, collectively, "Excluded Taxes"; and all such taxes, levies, imposts, deductions, charges and withholdings (including Excluded Taxes), collectively, "Taxes"), which amounts shall be paid by any Borrowing Entity as provided in Section 2.20.1(b). Any Borrowing Entity will pay each Lender the amounts necessary such that the net amount of the principal, interest, fees or other sums received and retained by each Lender is not less than the amount payable under this Agreement.

               (b)  Grossing-up of Payments.  If: (a) any
          Borrowing Entity or any other Person is required by law to make any deduction or withholding on account of any Tax (other than Excluded Taxes) or other amount from any sum paid or expressed to be payable by any Borrowing Entity to any Lender under this Agreement; or
          (b) any party to this Agreement (or any Person on its behalf) other than any Borrowing Entity is required by law to make any deduction or withholding from, or (other than on account of any Excluded Tax) any payment on or calculated by reference to the amount of, any such sum received or receivable by any Lender under this Agreement:

          (i) such Borrowing Entity shall notify the Agent of any such requirement or any change in any such requirement as soon as any Borrowing Entity becomes aware of it;

          (ii) such Borrowing Entity shall pay any such Tax or other amount before the date on which penalties attached thereto become due and payable, such payment to be made (if the liability to pay is imposed on such Borrowing Entity) for its own account or (if that liability is imposed on any other party to this Agreement) on behalf of and in the name of that party;

          (iii) the sum payable by such Borrowing Entity in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that the amount thereof is not ascertainable when that sum is paid) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, that party receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment been required or made; and

          (iv) within thirty (30) days after payment of any sum from which such Borrowing Entity is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax or other amount which it is required by Section 2.20.1(b)(ii) to pay, it shall deliver to the Agent all such certified documents and other evidence as to the making of such deduction, withholding or payment as (a) are reasonably satisfactory to other affected parties as proof of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority and (b) are reasonably required by any such party to enable it to claim a tax credit with respect to such deduction, withholding or payment.

          2.20.2. Yield Protection (a) If the adoption or promulgation on or after the date hereof of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change on or after the date hereof in the interpretation thereof, or the compliance of any Lender with any such adoption, promulgation or change in interpretation,

     (i) subjects any Lender or any applicable Lending Installation to any Tax on or from payments due from any Borrowing Entity (excluding Excluded Taxes), or changes the basis of taxation of payments to any Lender in respect of its Loans, its interest in the Facility B Letters of Credit or other amounts due it hereunder (excluding Excluded Taxes), or

     (ii) imposes, increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

     (iii) imposes any other condition (except with respect to Excluded Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Loans or issuing Facility B Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Loans or Facility B Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held, Facility B Letters of Credit issued or participated in or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender reasonably determines is attributable to making, funding and maintaining its Loans, its interest in the Facility B Letters of Credit, and its Commitment.

          (b) In addition to any other amounts payable by the Borrowing Entities hereunder, each Lender may require the relevant Borrowing Entity to pay, contemporaneously with each payment of interest on Eurocurrency Advances of such Borrowing Entity which are denominated in pounds sterling, additional interest on the related Eurocurrency Loan of such Lender at the percentage calculated from time to time by such Lender to be the percentage required to fully compensate such Lender for all reserve costs, liabilities, expenses and assessments (other than reserve costs, liabilities, expenses and assessments taken into account in determining the interest rate applicable to such Eurocurrency Advance) which have been incurred by such Lender (or its applicable Lending Installation) in complying with any and all requirements of any relevant United Kingdom banking authority or authorities applicable to such Lender (or its applicable Lending Installation) regarding the making, funding or maintaining of such Eurocurrency Loan (including, without limitation, any and all liquid asset maintenance requirements of the Bank of England). A certificate of any Lender claiming compensation under the preceding sentence, setting forth the additional interest to be paid to it thereunder and setting forth in reasonable detail a reasonable basis therefor, shall be conclusive in the absence of manifest error, and in determining the amount of such interest, such Lender may use any reasonable averaging and attribution methods. Any Lender wishing to require payment of such additional interest (x) shall so notify the relevant Borrowing Entity and the Agent, in which case such additional interest on the Eurocurrency Loans of such Lender denominated in pounds sterling shall be payable in pounds sterling to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (y) shall notify the relevant Borrowing Entity at least five Business Days prior to each date on which interest is payable on such Eurocurrency Loans of the amount then due it under this Section.

           2.20.3. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any applicable Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its interest in the Facility B Letters of Credit, or its obligation to make Loans, participate in or issue Facility B Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means
     (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

           2.20.4. Availability of Types of Advances. If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Fixed Rate Advances of any Type are not available or (ii) the interest rate applicable to any Type of Fixed Rate Advance does not accurately reflect the cost of making or maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Fixed Rate Advances of the affected Type to be repaid.

          2.20.5. Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost (including lost profits) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance. In connection with any assignment by any Lender pursuant to Section 12.3 of any portion of the Loans made during the Initial Syndication Period, if any Borrowing Entity has Fixed Rate Loans outstanding, such Borrowing Entity shall be deemed to have repaid all outstanding Fixed Rate Advances as of such date and reborrowed such amount as a Floating Rate Advance and/or Fixed Rate Advance (chosen in accordance with the provisions of Section 2.2) and the indemnification provisions under this Section 2.20.5 shall apply.

          2.20.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability or obligation of the Borrowing Entities to such Lender under Sections 2.20.1,
     2.20.2 and 2.20.3 or to avoid the unavailability of a Type of Advance under Section 2.20.4, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 2.20.1, 2.20.2, 2.20.3 or
     2.20.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the parties under Sections 2.20.1, 2.20.2, 2.20.3 and 2.20.5 shall survive payment of the Obligations and termination of this Agreement.



ARTICLE III

THE LETTER OF CREDIT SUBFACILITY

     3.1. Obligation to Issue. Subject to the terms and conditions of this Agreement, upon completion of an application in the form of that set forth in Exhibit C hereto (or, in the case of a Commercial Letter of Credit, a form acceptable to the Issuing Bank (as defined below) and not inconsistent with the terms hereof) by a Borrowing Entity and in reliance upon the representations and warranties of the Borrowing Entities herein set forth, First Chicago (and, at the discretion of each other Lender in each such instance, each such Lender) hereby agrees to issue for the account of the applicable Borrowing Entities through such of the applicable issuing Lender's branches as it and the applicable Borrowing Entities may jointly agree (provided that, absent any agreement with the applicable Borrowing Entity to the contrary, First Chicago will issue Facility B Letters of Credit through its offices in Chicago, Illinois), one or more Facility B Letters of Credit in accordance with this Article III, from time to time during the period, commencing on the Effective Date and ending on the last Business Day prior to the Facility B Termination Date (upon receipt of an application for the issuance of a Facility B Letter of Credit, the Lender to which such application is made shall herein be referred to as the "Issuing Bank" with respect to such prospective or actual Facility B Letter of Credit). To the extent that any term or provision of an application for a Facility B Letter of Credit hereunder or with respect to any Existing Letter of Credit conflicts with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.

     3.2. Types and Amounts.  An Issuing Bank shall not:

     (i) issue any Facility B Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility B Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

     (ii) issue any Facility B Letter of Credit if, after giving effect thereto, the sum of (a) the Dollar Equivalent of the aggregate unpaid principal balance of the Facility B Advances then outstanding plus (b) the Facility B Letter of Credit Obligations then outstanding would exceed the Aggregate Facility B Commitment as then in effect;

     (iii) issue or extend the expiration date of any Letter of Credit which has an expiration date after the Facility B Termination Date;

     (iv) issue any Facility B Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date to a date which is, more than twelve (12) months after the date of its issuance;


     (v)  issue any Facility B Letter of Credit if the Facility B
          Letter of Credit Obligations, after giving effect to any Facility B Letter of Credit requested hereunder, would exceed $15,000,000; or

     (vi) issue any Facility B Letter of Credit if any Default or Unmatured Default exists.


     3.3. Conditions. In addition to being subject to the satisfaction of the conditions contained in Section 4.2, the obligation of an Issuing Bank to issue any Facility B Letter of Credit is subject to the satisfaction in full of the following conditions:

     (i) the applicable Borrowing Entity shall have delivered to such Issuing Bank at such times and in such manner as such Issuing Bank may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Facility B Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility B Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content; and

     (ii) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain that Issuing Bank from issuing the requested Facility B Letter of Credit and no law, rule or regulation applicable to that Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over that Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility B Letter of Credit in particular.

     3.4. Procedure for Issuance of Facility B Letters of Credit

          (a) The applicable Borrowing Entity shall give the Issuing Bank and the Agent at least two (2) Business Days' prior written notice of any requested issuance of a Facility B Letter of Credit under this Agreement (a "Letter of Credit Request") (except that, in lieu of such written notice, the applicable Borrowing Entity may give the Issuing Bank and the Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Bank and the Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an Authorized Officer or
     (B) of a telex containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested date of issuance) of the written notice required hereunder containing the original signature of an Authorized Officer); such notice shall be irrevocable and shall specify:

          (1) whether the requested Facility B Letter of Credit is a Commercial Letter of Credit or a Standby Letter of Credit and, if it is a Standby Letter of Credit, whether the applicable Borrowing Entity believes it to be a Financial Letter of Credit or a Performance Letter of Credit;

               (2) the stated amount of the Facility B Letter of Credit requested (which stated amount shall not be less than $50,000);

               (3) the effective date (which day shall be a Business Day) of issuance of such requested
               Facility B Letter of Credit (the "Issuance Date");

               (4)  the date on which such requested Facility B
               Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the Facility B Termination Date);

               (5) the name of the Issuing Bank chosen by the Borrower to issue the requested Facility B Letter of Credit;

               (6) the purpose for which such Facility B Letter of Credit is to be issued; and

               (7)  the Person(s) for whose benefit the requested
               Facility B Letter of Credit is to be issued.

     At the time such request is made, the applicable Borrowing Entity shall also provide the Agent and the Issuing Bank a copy of the form of the Facility B Letter of Credit it is requesting be issued. Such notice, to be effective, must be received by such Issuing Bank and the Agent not later than 2:00 p.m. (Chicago time) on the last Business Day on which notice can be given under this Section 3.4(a).

          (b)  Subject to the terms and conditions of this
     Article III and provided that the applicable conditions set forth in Section 4.2 hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility B Letter of Credit on behalf of the applicable Borrowing Entity in accordance with the Issuing Bank's usual and customary business practices unless the Issuing Bank has actually received (i) written or telephonic notice from the applicable Borrowing Entity specifically revoking the Letter of Credit Request with respect to such Facility B Letter of Credit, (ii) written notice from the Agent, which complies with the provisions of Section 3.6(a) or (iii) written or telephonic notice from the Agent stating that the issuance of such Facility B Letter of Credit would violate Section 3.2.

          (c) Each Issuing Bank shall give the Agent and the applicable Borrowing Entity written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility B Letter of Credit (the "Issuance Notice"), which shall indicate, in the case of the issuance of a Standby Letter of Credit, the Issuing Bank's reasonable determination as to whether such Standby Letter of Credit is a Financial Letter of Credit or a Performance Letter of Credit, which determination shall be conclusive absent manifest error.

          (d) An Issuing Bank shall not extend or amend any Facility B Letter of Credit (except in accordance with the specific terms of such Facility B Letter of Credit) unless the requirements of this Section 3.4 are met as though a new Facility B Letter of Credit was being requested and issued.

     3.5. Reimbursement Obligations; Automatic Alternate Base Rate Advance; Duties of Issuing Banks
          (a) (i) Each Issuing Bank shall promptly notify the applicable Borrowing Entity and the Agent of any draw under a Facility B Letter of Credit (including, without limitation, under any Existing Letter of Credit). The applicable Borrowing Entity or the Borrower shall reimburse the Issuing Bank for drawings under a Facility B Letter of Credit issued by it no later than the next succeeding Business Day after the payment by that Issuing Bank (including through the application of proceeds of Advances requested for such purpose); and (ii) any Reimbursement Obligation with respect to any Facility B Letter of Credit not so reimbursed shall bear interest from the date of the relevant drawings under the pertinent Facility B Letter of Credit until payment in full is received by such Issuing Bank at the Default interest rate for Alternate Base Rate Advances calculated in accordance with Section 2.11. If the Borrower or applicable Borrowing Entity has not reimbursed the Issuing Bank by 10:00 a.m. on such next succeeding Business Day (whether with the proceeds of an Advance requested hereunder or otherwise), then the Issuing Bank shall immediately notify the Agent of such failure.
     Provided that the conditions precedent set forth in Section
     4.2 and other requirements of this Agreement for the making of an Alternate Base Rate Advance in the aggregate principal amount of such Reimbursement Obligation (other than the requirement that the Borrowing Entity affirmatively request such Advance) are, in the opinion of the Agent, met, the Agent will then promptly notify the Lenders that the Borrower is deemed to have made a request for an Alternate Base Rate Advance in the aggregate principal amount of such Reimbursement Obligation, and each Lender shall make available its Loan or Loans in the manner prescribed for Alternate Base Rate Advances herein. Loans made pursuant to this Section 3.5 shall be Facility B Loans. The Agent shall then transfer the aggregate principal amount of such Alternate Base Rate Advance to the relevant Issuing Bank in satisfaction of the unpaid Reimbursement Obligation. Thereafter, such Advance shall be treated as an Alternate Base Rate Advance requested by the Borrower hereunder.

          (b) Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Facility B Letter of Credit, if taken or omitted in the absence of willful misconduct or Gross Negligence, shall not put that Issuing Bank under any resulting liability to any Lender or, assuming that such Issuing Bank has complied with the procedures specified in Section 3.4 and the Agent has not given a notice contemplated by Section 3.6(a) that continues in full force and effect, relieve that Lender of its obligations hereunder to that Issuing Bank. In determining whether to pay under any Facility B Letter of Credit, an Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Facility B Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face, with the requirements of such Facility B Letter of Credit.

     3.6. Participation
          (a) Immediately upon issuance by an Issuing Bank of any Facility B Letter of Credit in accordance with the procedures set forth in Section 3.4 and immediately upon the date hereof for the Existing Letters of Credit (including, without limitation, the Specified Letter of Credit), each Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to its Percentage in such Facility B Letter of Credit (including, without limitation, all obligations of the applicable Borrowing Entity with respect thereto) and any security therefor or guaranty pertaining thereto; provided, that a Letter of Credit issued by any Issuing Bank shall not be deemed to be a Facility B Letter of Credit for purposes of this Section
     3.6 if such Issuing Bank shall have received written notice from the Agent on or before the Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions contained in Section 4.2 is not then satisfied, and, in the event an Issuing Bank receives such a notice, it shall have no further obligation to issue any Facility B Letter of Credit until such notice is withdrawn by the Agent or it subsequently receives a notice from the Agent that such condition has been effectively waived in accordance with the provisions of this Agreement.

          (b) In the event that any Issuing Bank makes any payment under any Facility B Letter of Credit and the applicable Borrowing Entity or the Borrower shall not have repaid such amount to such Issuing Bank pursuant to Sections
     3.5 and 3.7 hereof, such Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender, of such failure, and each Lender shall, unless a deemed Alternate Base Rate Advance in the full amount of such unpaid Reimbursement Obligation has been or is to be made pursuant to Section 3.5(a), promptly and unconditionally pay to the Agent for the account of such Issuing Bank such Lender's Percentage of the amount of such payment which has not been reimbursed (whether directly or through a deemed Alternate Base Rate Advance), and the Agent shall promptly pay such amount to the Issuing Bank. The failure of any Lender to make available to the Agent for the account of any Issuing Bank its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of such Issuing Bank its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made.

          (c) Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to the Agent and the Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender's Percentage thereof.

          (d) Upon the request of the Agent or any Lender, an Issuing Bank shall furnish to such Agent or Lender copies of any Facility B Letter of Credit to which that Issuing Bank is party and such other documentation as may reasonably be requested by the Agent or Lender.

          (e) The obligations of a Lender to make payments to the Agent for the account of each Issuing Bank with respect to a Facility B Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

     3.7. Payment of Reimbursement Obligations.

          (a) The applicable Borrowing Entity agrees to pay to each Issuing Bank the amount of all of its Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with any Facility B Letter of Credit (including, without limitation, any Existing Letter of Credit) of which it is the account party immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

               (ii) the existence of any claim, setoff, defense or other right which the applicable Borrowing Entity, the Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility B Letter of Credit or any permitted transferee of any Facility B Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility B Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility B Letter of Credit);

               (iii) any draft, certificate or any other document presented under the Facility B Letter of Credit (and accepted by the Issuing Bank without Gross Negligence or willful misconduct) proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

               (v)  the occurrence of any Default or Unmatured
               Default.

          (b) In the event any payment by or for the account of any Borrowing Entity or any Subsidiary received by an Issuing Bank with respect to a Facility B Letter of Credit (including, without limitation, any Existing Letter of Credit) and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from that Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by that Issuing Bank, contribute such Lender's Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by that Issuing Bank upon the amount required to be repaid by it.


     3.8. Compensation for Facility B Letters of Credit

          (a) The Borrower shall pay to the Agent, for the ratable account of the Lenders, based upon the Lenders' respective Percentages, a fee (the "Facility B Letter of Credit Fee") with respect to each Facility B Letter of Credit that is:

               (i) a Standby Letter of Credit, for the period from the Issuance Date thereof to but including the final expiration date thereof, in a per annum amount equal to the product of (A) the average daily undrawn amount of such Facility B Letter of Credit during such period times (B) either (1) with respect to a Financial Letter of Credit, the percentage indicated in Section 2.5 as the Applicable Margin for the Standby Letter of Credit Fee (Financial) or (2) with respect to a Performance Letter of Credit, the percentage indicated as the Applicable Margin for the Standby Letter of Credit Fee (Performance), and

               (ii) a Commercial Letter of Credit, in a one-time amount equal to the greater of $150 or .25% of the face amount of such Facility B Letter of Credit;

     provided, however, that, with respect to the Specified Letter of Credit, for the period from the date hereof through and including the expiration date of such Specified Letter of Credit (without taking into account any extensions thereof (whether pursuant to any automatic extension provisions or so-called "evergreen" provisions)) the Facility B Letter of Credit Fee shall be the fee that would have been payable under the terms of the Credit Agreement dated as of December 6, 1993 (the "Prior Agreement") among the Borrower, The First National Bank of Chicago, as agent, and the lenders party thereto applicable to Performance Letters of Credit issued under and as defined in the Prior Agreement.

     The Facility B Letter of Credit Fee relating to any (i) Standby Letter of Credit shall be due and payable in arrears on each Payment Date and, to the extent any such fees are then due and unpaid, on the Facility B Termination Date and
     (ii) Commercial Letter of Credit shall be due and payable on the Issuance Date. The Agent shall promptly remit such Facility B Letter of Credit Fees, when paid, to the other Lenders in accordance with their Percentages thereof.

          (b) Each Issuing Bank shall have the right to receive solely for its own account (i) an issuance fee of .15% of the face amount of each Standby Letter of Credit issued by such Issuing Bank, payable by the applicable Borrowing Entity on the Issuance Date and (ii) such amounts as it and the applicable Borrowing Entity may agree, in writing, to pay to such Issuing Bank with respect to issuance fees for any Commercial Letter of Credit. In either case, each Issuing Bank shall be entitled to receive its reasonable out-of-pocket costs of issuing and servicing Facility B Letters of Credit. In addition, the Borrowing Entity which is the account party on any Facility B Letter of Credit shall pay to the Issuing Bank, upon any transfer of such Facility B Letter of Credit by the beneficiary thereof to a new beneficiary, a transfer commission equal to the greater of $100 or .25% of the amount transferred, provided that such transfer commission shall not in any event exceed $750.

     3.9. Letter of Credit Collateral Account. The Borrower hereby agrees that it will, until the Facility B Termination Date, maintain a special collateral account (the "Letter of Credit Collateral Account") at the Agent's office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. In addition to the foregoing, the Borrower hereby grants to the Agent, for the benefit of the Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account.



ARTICLE IV

CONDITIONS PRECEDENT


     4.1. Initial Advance and Facility B Letter of Credit. The initial Advances hereunder shall occur no later than September 30, 1996. The Lenders shall not be required to make the initial Advance hereunder (if Facility Letters of Credit shall not previously have been issued) and (if the initial Advance shall not previously have been made) an Issuing Bank shall not be obligated to issue any Facility B Letter of Credit hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders, the following items (and the date upon which all such items shall have been so furnished is hereinafter referred to as the "Effective Date"):

          (i) Copies of the certificate or articles of incorporation, together with all amendments, and a certificate of good standing for the Borrower and each of the Guarantors, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

          (ii) Copies, certified by the Secretary, Assistant Secretary or Authorized Officer of the Borrower and the Guarantors, of their respective by-laws and of their respective Board of Directors' resolutions authorizing the execution of the Loan Documents to which it is a party.

          (iii) An incumbency certificate, executed by the Secretary, Assistant Secretary or Authorized Officer of the Borrower and the Guarantors, which shall identify by name and title and bear the signature of the officers and/or Authorized Officers of the Borrower or Guarantor, as applicable, authorized to sign the Loan Documents and to make borrowings and request Facility B Letters of Credit on its behalf hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

          (iv) A compliance certificate, signed by the President or Chief Financial Officer of the Borrower, in substantially the form attached hereto as Exhibit F.

          (v) A written opinion of counsel to the Borrower, addressed to the Lenders in substantially the form of Exhibit D-1.

          (vi) Borrower Notes payable to the order of each of the Lenders.

          (vii)     Written money transfer instructions, in
          substantially the form of Exhibit E hereto, addressed to the Agent and signed by an Authorized Officer of the Borrower, together with such other related money transfer authorizations as the Agent may have reasonably requested.

          (viii)    The Guaranty executed by each Guarantor.

          (ix) The insurance certificate described in Section
          5.18.

          (x) Evidence of the termination, effective as of the Effective Date, of the Borrower's Credit Agreement dated as of December 6, 1993 and provision for the repayment of all amounts outstanding or payable thereunder.

          (xi) Such other documents as any Lender or its counsel may have reasonably requested, including, without limitation, the documents set forth on the list of closing documents attached hereto as Exhibit I.

Notwithstanding anything herein to the contrary, the provisions of this Agreement shall not be effective with respect to any Existing Letters of Credit until the Effective Date of this Agreement.

      4.2. Each Advance and Facility B Letter of Credit. The Lenders shall not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of the sum of (x) outstanding Advances and (y) outstanding Reimbursement Obligations, provided that, notwithstanding the foregoing provisions of this parenthetical clause, the conditions set forth below in this Section 4.2 shall (unless waived in accordance with the terms of this Agreement) be fulfilled in connection with any automatic Alternate Base Rate Advance under
Section 3.5) and the Issuing Bank shall not be obligated to issue any Facility B Letter of Credit, unless on the applicable Borrowing Date or Issuance Date:

          (i)  There exists no Default or Unmatured Default.

          (ii) The representations and warranties contained in
          Article V are true and correct in all material respects as of such Borrowing Date or Issuance Date, as the case may be, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall remain true and correct in all material respects on and as of such earlier date.

          (iii) If such Advance or Facility B Letter of Credit is requested by a Borrowing Subsidiary, (a) the representations and warranties of such Borrowing Subsidiary contained in Article V-A are true and correct in all material respects as of such Borrowing Date or Issuance Date, as the case may be, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall remain true and correct in all material respects on and as of such earlier date and (b) it has complied with the provisions of Section 4.3.

          (iv) All legal matters incident to the making of such Advance or issuance of such Facility B Letter of Credit shall be satisfactory to the Agent and its counsel (in their reasonable discretion).

     Each Borrowing Notice with respect to each such Advance and each Letter of Credit Request with respect to each Facility B Letter of Credit shall constitute a representation and warranty by (a) the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied and (b) the applicable Borrowing Subsidiary if such Advance or Facility B Letter of Credit is requested by it, that the conditions contained in Sections 4.2(i) and (iii) have been satisfied.

      4.3. First Advance or Facility B Letter of Credit to New Borrowing Subsidiaries. The obligations of the Lenders to make Advances and an Issuing Bank to issue Facility B Letters of Credit on the occasion of the first request for either by each Borrowing Subsidiary are subject to the satisfaction of the conditions set forth in Section 4.2 hereof with respect to such Borrowing Subsidiary and the Borrower and the following additional conditions:

          (i) The Agent shall have received, in sufficient number of original counterparts for each Lender, an Election to Participate dated on or before the date of such first Advance or Facility B Letter of Credit issuance (as the case may be) and duly executed by the relevant Borrowing Subsidiary and the Borrower.

          (ii) On or before the date of such first Advance or Facility B Letter of Credit issuance (as the case may be), the relevant Borrowing Subsidiary shall deliver to the Agent (a) its Borrowing Subsidiary Notes, all of which shall be duly executed by such Borrowing Subsidiary and dated on or before the date of such Advance, (b) the corporate documentation and certificates identified in Sections 4.1(i)-(iii) with respect to such Borrowing Subsidiary and (c) a written opinion addressed to the Lenders, dated the date of such Advance or Facility B Letter of Credit issuance (as the case may be), of counsel to such Borrowing Subsidiary acceptable to the Agent, such opinion to be, in the case of a Domestic Borrowing Subsidiary, in substantially the form of Exhibit D-2 hereto (or as otherwise approved by the Agent), and in the case of a Foreign Borrowing Subsidiary, in form and substance acceptable to the Agent. Promptly after receipt thereof, the Agent agrees to supply copies of such documentation to each of the Lenders.

          (iii) All legal details and proceedings in connection with the transactions contemplated by this Agreement with respect to the relevant Borrowing Subsidiary shall be satisfactory to the Lenders (in their reasonable discretion), and the Agent shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Agent, as the Agent may reasonably request.

      4.4.     Facility A Advance in connection with Offer to
Purchase.  The Lenders shall not be required to make any Facility
A Advance in connection with the Offer to Purchase unless:

          (i) All requisite regulatory and legal approvals for the Offer to Purchase shall have been obtained, including, without limitation, those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder; all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or would have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Brenco Acquisition.

          (ii) There shall be no injunction or temporary restraining order which, in the judgment of the Agent or the Required Lenders, would prohibit the making of such Advance or the purchase of shares pursuant to the Offer to Purchase nor shall there be any litigation or administrative proceedings or other legal or regulatory developments, actual or threatened, which could reasonably be expected to (a) have a Material Adverse Effect or (b) have a material adverse effect on the business, Property, condition (financial or otherwise), results of operations, or prospects of Brenco and its Subsidiaries taken as a whole.

          (iii) The amount of consideration paid by the Acquisition Subsidiary for shares of common stock of Brenco in connection with the Offer to Purchase shall not exceed $16.125 per share in cash unless and to the extent otherwise agreed to by the Lenders.

          (iv) The terms of the Offer to Purchase shall not be amended without the consent of the Required Lenders in any way except (i) to extend the expiration date thereof to a date not to exceed the last date which would allow the initial funding for the purpose of purchasing tendered shares to take place by September 30, 1996 and (ii) in other respects not adverse to the interests of the Lenders.

          (v)  Holders of not less than 66-2/3% of the
          outstanding shares of common stock of Brenco (or such greater percentage of holders as may be required under applicable state law or Brenco's certificate of incorporation or by-laws to vote for and effect the Merger) shall have tendered such shares pursuant to the Offer to Purchase.

          (vi) The representations and warranties set forth in the Acquisition Agreement shall be accurate in all material respects as of the initial Facility A Borrowing Date, the conditions precedent to the purchase of shares set forth in Annex I of the Acquisition Agreement and in the Offer to Purchase shall have been satisfied (or if not satisfied, waived by the Borrower, which waiver shall be consented to by the Agent and the Required Lenders if such waiver could be adverse to the interests of the Lenders ).

          (vii) All fees required to be paid to the Agent and the Lenders shall have been paid in full.

          (viii) The Agent shall have received evidence of the termination of Brenco's revolving credit facility dated as of May 31, 1995, and provision for the repayment of all amounts outstanding or payable thereunder, if any.

          4.5. Facility A Advance in connection with Merger.  The
Lenders shall not be required to make any Facility A Advance in connection with the Merger unless:

          (i) The Agent has received evidence in a form satisfactory to the Agent and the Required Lenders that the Borrower's directors and, if required by applicable law, Brenco's directors and shareholders, shall have approved the Merger on terms substantially similar to those set forth in the Acquisition Agreement dated as of June 15, 1996 between the Borrower, the Acquisition Subsidiary and Brenco (the "Acquisition Agreement").

          (ii) All requisite regulatory and legal approvals for the Merger shall have been obtained, including, without limitation, those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder; all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or would have a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the transactions contemplated hereby.

          (iii) There shall be no injunction or temporary restraining order which, in the judgment of the Agent or the Required Lenders, would prohibit the making of such Advance or the consummation of the Merger nor shall there be any litigation or administrative proceedings or other legal or regulatory developments, actual or threatened, which could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole or on Brenco and its Subsidiaries, taken as a whole.

           (iv) All documents, instruments and agreements necessary to consummate the Merger shall have been filed with the applicable secretaries of state and no conditions to completion of the Merger shall be unsatisfied (unless waived by the Borrower, which waiver shall be consented to by the Agent and the Required Lenders if such waiver could be adverse to the interests of the Lenders ).

          (v) The representations and warranties set forth in the Acquisition Agreement in connection with the Merger shall be accurate in all material respects as of the Facility A Borrowing Date, the conditions precedent to the Merger set forth in Article VI of the Acquisition Agreement shall have been satisfied (except for the condition that payment for the shares to be purchased in connection with the Merger be made) and the Required Lenders shall have received an opinion or opinions of counsel in form and substance reasonably satisfactory to the Agent and the Required Lenders.

     (vi) Each of Brenco and its Domestic Subsidiaries shall have taken all necessary corporate action to become a Guarantor under the Guaranty and shall have delivered to the Agent such documentation as the Agent deems reasonably necessary to effect the addition of Brenco and its Domestic Subsidiaries as Guarantors under the Guaranty. Promptly after receipt thereof, the Agent agrees to supply copies of such documentation to each of the Lenders.

          (vii) The Agent shall have received such corporate documentation pertaining to Brenco and its Subsidiaries as the Agent shall reasonably request. Promptly after receipt thereof, the Agent agrees to supply copies of such documentation to each of the Lenders.


     ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BORROWER

     The Borrower represents and warrants to the Lenders that:

      5.1. Corporate Existence and StandingError! Bookmark not defined. Each of the Borrower and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business as a foreign corporation in each jurisdiction in which its business is conducted, except where the failure to have such requisite authority would not have a Material Adverse Effect.

      5.2. Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance by it of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      5.3. No Conflict; Government Consent. Except as set forth on Schedule 5.3, neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation by the Borrower of the transactions therein contemplated to be consummated by it (including, without limitation the Brenco Acquisition), nor compliance by the Borrower with the provisions thereof, will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower's or any Subsidiary's certificate or articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Agency, is required to authorize, or is required in connection with the execution, delivery and performance by the Borrower of, or the legality, validity, binding effect or enforceability against the Borrower of, any of the Loan Documents, provided that the Borrower is required to file a copy of this Agreement and other Loan Documents and to otherwise list or describe this Agreement and other Loan Documents as part of its periodic filings under the Exchange Act (although the failure to so file, list or describe this Agreement or any other Loan Documents would not affect the legality, validity, binding effect or enforceability of any of the Loan Documents against the Borrower).

      5.4. Financial Statements The consolidated financial statements of the Borrower and its Subsidiaries as of and for the periods ended January 31, 1996 and for Brenco and its Subsidiaries for the period ended December 31, 1995 heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition of the Borrower and its Subsidiaries and Brenco and its Subsidiaries, respectively, at the respective dates thereof and the consolidated results of their operations for the periods then ended.

      5.5. Material Adverse Change. Since January 31, 1996, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect. Since December 31, 1995, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of Brenco and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

      5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. As of the date of this Agreement, the United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service, or the time for audit has expired, through the fiscal year ended January 31, 1992. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

      5.7. Litigation and Contingent Obligations. Except as set forth on Schedule 3 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their respective officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such litigation, arbitration or proceedings, as of the date of this Agreement the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
      5.8. Subsidiaries. Schedule 4 hereto (as the same may have been revised in accordance with Section 6.16) contains an accurate list of all of the presently existing Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

      5.9. ERISA. As of December 31, 1995, the Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $3,000,000. As of December 31, 1995, neither the Borrower nor any other member of the Controlled Group has incurred any withdrawal liability to Multiemployer Plans. As of December 31, 1995, neither the Borrower nor any other member of the Controlled Group had incurred any withdrawal liability to Multiemployer Plans. Each Single Employer Plan complies in all material respects with all applicable requirements of law and regulations and, as of the date of this Agreement, no Reportable Event has occurred with respect to any Single Employer Plan. As of the date of this Agreement, (i) neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, (ii) except with respect to the planned split of the Precision Scientific Instruments and Precision Scientific Petroleum Instruments Defined Benefit Plan, no steps have been taken to reorganize any Plan and (iii) no steps have been taken to terminate any Plan. As of the date of this Agreement, neither the Borrower nor any other member of the Controlled Group has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA.

     5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any misstatement of a material fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

     5.11. Regulations G, T, U, and X. The Borrower and its Subsidiaries are in compliance with all applicable requirements of Regulations G, T, U, and X. Other than with respect to the stock of Brenco for the period from the Effective Date through the date of the Merger, Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

     5.12. Material Agreements. As of the date of this Agreement, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

     5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or Government Agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.
Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

     5.14.     Ownership of Properties.  Except as set forth on
Schedule 5 hereto, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.17, to all of the Property and assets reflected in the financial statements as owned by it.

     5.15. Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5.16.     Public Utility Holding Company Act.  Neither the
Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding
Company Act of 1935, as amended.

     5.17. Subordinated Indebtedness. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated
Debt.

     5.18. Insurance. The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate in all material respects as of the date of this Agreement. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

     5.19. Solvency. Immediately following the making of each Loan, if any, made on the (i) Effective Date and after giving effect to the application of the proceeds of such Loans, and (ii) date of the Brenco Acquisition or any Permitted Acquisition and after giving effect to the application of the proceeds of such Loans,

          (a) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a consolidated basis;

          (b) the then present fair saleable value of the property and assets of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

          (c) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

          (d) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are now proposed to be conducted.

The Borrower does not intend to, or to permit any of its Subsidiaries to, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

     5.20. Benefits. Each of the Borrower and its Subsidiaries will benefit from the financing arrangement established by this Agreement. The Agent and the Lenders have stated and the Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver the Guaranty, the Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

ARTICLE V-A

REPRESENTATIONS AND WARRANTIES OF BORROWING SUBSIDIARIES


     Each Foreign Borrowing Subsidiary represents and warrants to the Lenders as provided in this Article V-A, and each Domestic Borrowing Subsidiary represents and warrants to the Lenders as provided in Sections 5A.1, 5A.2, 5A.3, 5A.6, 5A.7 and 5A.8 of this Article V-A that:

      5A.1.    Corporate Existence and Standing.  Such Borrowing
Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to have such requisite authority would not have a Material Adverse Effect.

      5A.2.    Authorization and Validity.  Such Borrowing
Subsidiary has the corporate power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by such Borrowing Subsidiary of the Loan Documents to which it is a party and the performance by it of its obligations thereunder have been duly authorized by proper corporate proceedings, and such Loan Documents constitute legal, valid and binding obligations of such Borrowing Subsidiary enforceable against such Borrowing Subsidiary in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      5A.3.    No Conflict; Government Consent.  Neither the
execution and delivery by such Borrowing Subsidiary of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated to be consummated by it, nor compliance by such Borrowing Subsidiary with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrowing Subsidiary or any of its Subsidiaries or such Borrowing Subsidiary's or any of its Subsidiary's certificate or articles of incorporation or by-laws (or similar documents) or the provisions of any indenture, instrument or agreement to which such Borrowing Subsidiary or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of such Borrowing Subsidiary or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Agency is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

     5A.4. Filing. To ensure the enforceability or admissibility in evidence of this Agreement and the Borrowing Subsidiary Notes of such Foreign Borrowing Subsidiary in such Foreign Borrowing Subsidiary's country of organization or incorporation and country which is its principal place of business (each, a "Subject Country"), it is not necessary that this Agreement or the Borrowing Subsidiary Notes of such Foreign Borrowing Subsidiary or any other document be filed or recorded with any court or other authority in any Subject Country or that any stamp or similar tax be paid to or in respect of this Agreement or the Borrowing Subsidiary Notes of such Foreign Borrowing Subsidiary. The qualification by any Lender or the Agent for admission to do business under the laws of any Subject Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Agent of any right, privilege, or remedy afforded to any Lender or the Agent in connection with the Loan Documents to which such Foreign Borrowing Subsidiary is a party or the enforcement of any such right, privilege, or remedy against such Foreign Borrowing Subsidiary. The performance by any Lender or the Agent of any action required or permitted under the Loan Documents will not
(i) violate any law or regulation of any Subject Country or any political subdivision thereof, (ii) result in any tax or other monetary liability to such party pursuant to the laws of any such Subject Country or political subdivision or taxing authority thereof (provided that, should any such action result in any such tax or other monetary liability to the Lender or the Agent, the Borrower hereby agrees to indemnify such Lender or the Agent, as the case may be, against (x) any such tax or other monetary liability which is not an Excluded Tax and (y) any increase in an Excluded Tax which results from such action by such Lender or the Agent and, to the extent the Borrower makes such indemnification, the incurrence of such liability by the Agent or any Lender will not constitute a Default) or (iii) violate any rule or regulation of any federation or organization or similar entity of which such Subject Country is a member.

     5A.5. No Immunity. Neither such Foreign Borrowing Subsidiary nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process. Such Foreign Borrowing Subsidiary's execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

     5A.6.     Investment Company Act.  Neither such Borrowing
Subsidiary nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     5A.7. Public Utility Holding Company Act. Neither such Borrowing Subsidiary nor any Subsidiary thereof is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5A.8.     Regulation U.  Margin stock (as defined in
Regulation U) constitutes less than 25% of those assets of such Borrowing Subsidiary and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.


ARTICLE VI

COVENANTS


     During the term of this Agreement, unless the Required
Lenders shall otherwise consent in writing, the Borrower hereby agrees that:

      6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered such that consolidated financial statements therefor can be prepared in accordance with generally accepted accounting principles, and furnish to the Lenders:

     (i) Within 91 days after the close of each of its fiscal years, an unqualified audit report certified by a "Big 6" firm of independent certified public accountants or other accountants reasonably acceptable to the Lenders, prepared in accordance with generally accepted accounting principles on a consolidated and (for itself and the Subsidiaries) consolidating basis (consolidating statements need not be certified by such accountants), including balance sheets as of the end of such period, related profit and loss and changes in shareholders' equity statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

     (ii) Within 60 days after the close of the first three quarterly periods of each of its fiscal years, condensed consolidated and (for itself and its Subsidiaries) consolidating unaudited balance sheets as at the close of each such period and condensed consolidated and (for itself and its Subsidiaries) consolidating unaudited profit and loss and changes in shareholders' equity statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its President or Chief Financial Officer.

          (iii) Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit F hereto signed by its President or Chief Financial Officer showing the calculations necessary to determine compliance with Sections 6.11, 6.13, 6.18, 6.19, 6.22 and 6.23 of this
          Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (iv) Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

          (v) As soon as possible and in any event within 20 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the Chief Financial Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

          (vi) As soon as possible and in any event within 20 days after receipt by the Borrower, a copy of (a) any written notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any written notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

          (vii) Promptly upon the furnishing thereof to the stockholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

          (viii) Promptly upon the filing thereof, copies of all definitive registration statements and annual, quarterly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

          (ix) As soon as available, but in any event within 90 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

          (x) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request including, without limitation, a copy of any management letter prepared by the Borrower's certified public accountants in connection with their examination of the Borrower's annual audited financial statements.

      6.2. Use of Proceeds. The Borrower will use the proceeds of the Facility A Advances (a) for the payment of its and the Acquisition Subsidiary's expenses incurred in connection with the Brenco Acquisition, (b) to make intercompany loans to the Acquisition Subsidiary the proceeds of which will be used to provide funds for the purchase of the shares of common stock of Brenco tendered in connection with the Offer to Purchase and (c) for the payment by the Borrower of the merger consideration in connection with the Merger or to make intercompany loans to the Acquisition Subsidiary the proceeds of which will be used for the payment of the merger consideration in connection with the Merger. The Borrower will, and will cause each Subsidiary to, use the Facility B Letters of Credit and the proceeds of the Facility B Advances for general corporate purposes (including Investments, Acquisitions and Indebtedness refinancings permitted hereunder), to repay outstanding Advances and Reimbursement Obligations, to provide funds for the Brenco Acquisition and for the payment of expenses incurred in connection with the Brenco Acquisition. The Borrower will not, nor will it permit any Subsidiary to, use any of the Facility B Letters of Credit or the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U) except in compliance with Regulation X.

      6.3. Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

      6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (it being understood that its fields of enterprise means the manufacturing of industrial products and the provision of related services) and (other than sales of Subsidiaries and mergers of the Borrower or any Subsidiary which are otherwise permitted under this Agreement) do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain (where material) all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

      6.5. Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

      6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their material, insurable Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

      6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and obtain and maintain in effect all consents, licenses, permits, orders or other governmental approvals necessary in order to perform its obligations under the Loan Documents to which it is a party.

      6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its used and useful Property in good repair, working order and condition (ordinary wear and tear excepted), and make all reasonably necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

      6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate upon reasonable notice to the Borrower. Any information, copies or records obtained by the Lenders or any of their respective representatives or agents under this Agreement that is proprietary or confidential in nature will be maintained in accordance with the terms of Section 9.18.

     6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire for value any of its then outstanding capital stock at any time at which a Default or Unmatured Default exists or would exist after giving effect to such dividend, redemption, repurchase, acquisition or retirement; provided, however, that any Subsidiary may at any time declare and pay dividends to, and redeem, repurchase or otherwise acquire or retire for value its capital stock held by, the Borrower or a Wholly-Owned Subsidiary.

     6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (i)  The Obligations.

          (ii) Indebtedness existing on the date hereof and described in Schedule 5 hereto.

          (iii)     Financial Guaranties.

          (iv) The Guaranty.

          (v)  Contingent Obligations (a) arising from
          endorsements of instruments for deposit or collection in the ordinary course of business, (b) in respect of Indebtedness of the types described in clauses (i) through (v) of the definition thereof which Indebtedness is otherwise permitted hereunder (including, without limitation, under clause (vii) of this Section 6.11) and (c) with respect to Letters of Credit coming within clauses (i) and (ii) of the definition of "LC Contingent Reimbursement Value".

          (vi) Indebtedness of the Borrower to any Subsidiary, of any Subsidiary to the Borrower or of any Subsidiary to any other Subsidiary, provided, however, that only the Borrower may lend to Foreign Subsidiaries.

          (vii) Indebtedness of the Borrower as a result of the replacement by the Borrower of the Specified Letter of Credit.

          (viii) Indebtedness (in addition to the Indebtedness under clauses (i) through (vii) and clause (ix)) not to exceed an aggregate amount outstanding at any one time of (a) $20,000,000 plus (b) the lesser of (1) $10,000,000 and (2) the aggregate amount of all payments, repayments and prepayments made with respect to the Facility A Loans pursuant to Section 2.1.1(d),
          Section 2.7.1 or Section 2.7.4 hereof.

     (ix) Indebtedness of the Borrower or any of its Subsidiaries on terms and conditions acceptable to the Required Lenders all of the Net Cash Proceeds of which have been applied as a prepayment of the Loans in accordance with
          Section 2.7 hereof

     6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except (i) that a Subsidiary may merge with and into the Borrower or a Wholly-Owned Subsidiary, (ii) pursuant to a Permitted Acquisition or the Brenco Acquisition and (iii) in the case of a Subsidiary, in order to effect a sale or other disposition of assets permitted under Section 6.13.

     6.13. Sale of Assets. (a) The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person except for (i) leases, sales and other dispositions (as used in this Section 6.13, each a "disposition") of inventory in the ordinary course of business, (ii) dispositions of equipment in the ordinary course of business in connection with the replacement of such equipment, (iii) sales of receivables in connection with a sale permitted under Section 6.14 and (iv) dispositions (in each case so long as no Default or Unmatured Default exists or would exist after giving effect thereto) of:

          (x) Property which comprises substantially all of the assets of an entire business entity, product line or manufacturing facility, provided that the value of all Property so disposed of pursuant to this clause (x), based upon the Borrower's financial statements most recently delivered prior to any such disposition, does not exceed $46,000,000 in the aggregate, provided further that (except in the case of a disposition of Precision Scientific, Inc.'s appliance business) this clause (x) may only be relied upon if the Borrower has demonstrated to the Lenders that no Default would have existed under the Operating Cash Flow to Senior Debt covenant contained in Section 6.22.3 (as of the most recently ended fiscal quarter for which the Borrower's financial statements have been delivered pursuant to
          Section 6.1), calculated by assuming that the contemplated disposition had taken place at the beginning of the twelve (12) month calculation period related to such covenant;

          (y)  any Property other than the type covered by clause
          (x), provided that the value of all Property so disposed of pursuant to this clause (y), based upon the Borrower's financial statements most recently delivered prior to any such disposition, does not exceed the greater of (I) $19,000,000 in the aggregate and (II) 10% of the Borrower's Net Assets as reflected on those audited financial statements of the Borrower delivered pursuant to Section 6.1(i) showing the highest level of Net Assets of any such financial statements delivered pursuant to such Section during the term of this Agreement; and

          (z) any Property, provided that, in connection with such disposition the Borrower is in compliance with the terms of Section 2.7.4.

     (b)  The Agent and Lenders hereby acknowledge and agree that
(i) the Property that may be sold or otherwise disposed of under the foregoing Section 6.13(a) includes shares of capital stock of a Subsidiary, and (ii) in the event of such a sale or other disposition of capital stock of a Subsidiary permitted under
Section 6.13(a) that results in such Person no longer being a Subsidiary they shall take such actions as may be reasonably requested by the Borrower to thereupon release and discharge such former Subsidiary from all liabilities and obligations under any Loan Document to which it may then be a party.

     6.14. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except (i) as part of a transaction permitted under Sections 6.12 or 6.13, or (ii) in any other transaction or series of transactions provided that the aggregate amount of such notes and accounts receivable sold pursuant to this clause (ii) in any fiscal year of the Borrower does not exceed $5,000,000.

     6.15. Sale and Leaseback. The Borrower will not, nor will it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property provided that the Borrower and its Subsidiaries may consummate sale and leaseback transactions; provided the aggregate amount of assets sold in connection with all such sale and leaseback transactions after the date of this Agreement shall not exceed $3,000,000.

     6.16. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to,

          (a) make or suffer to exist any Investments (including without limitation, loans and advances to, and other
     Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

               (i)  Marketable Securities.

               (ii) Investments in Subsidiaries and other
               Investments (in each case) in existence on the date hereof (excluding Investments of Brenco and its Subsidiaries in existence as of the date hereof) and described in Schedule 4 hereto.

          (iii) Investments in Subsidiaries and non-Subsidiary Affiliates made after the date hereof; provided, however, that (x) only the Borrower may make loans or advances to Foreign Subsidiaries and to foreign non-Subsidiary Affiliates and (y) any loans or advances to any domestic non-Subsidiary Affiliates must be evidenced by promissory notes which are pledged to the Agent, for the benefit of the Lenders, pursuant to a pledge agreement satisfactory in form and substance to the Agent.

          (iv) At any time that (I) Loans outstanding do not exceed $7,500,000 in aggregate principal amount, any Investments in any debt instruments or stock of any Person, and (II), at any time that Loans outstanding exceed $7,500,000 in aggregate principal amount, Investments of up to (x) $15,000,000 in debt instruments or stock of any Person with a long term debt rating of BBB or higher by S&P or Baa or higher by Moody's plus (y) an additional $7,500,000 in debt instruments or stock of any Person permitted under the foregoing clause (x) or (1) with a long term debt rating of less than BBB by S&P and Baa by Moody's or (2) that is not rated.

          (v) Investments, consisting of the capital stock of new Subsidiaries (a) acquired pursuant to a Permitted Acquisition or the Brenco Acquisition,
               (b) created for the purpose of facilitating a Permitted Acquisition or (c) created by the Borrower and not otherwise prohibited hereunder, provided that (i) the Borrower will cause any such new Domestic Subsidiary created pursuant to this clause (c) to deliver to the Agent, prior to the transfer of any assets to such new Domestic Subsidiary, an executed counterpart to become a Guarantor under the Guaranty, in the form of Exhibit G attached hereto, and appropriate corporate resolutions authorizing such execution and delivery and (ii) upon the creation of any such new Domestic Subsidiary, the Borrower shall deliver to the Lenders a revised Schedule 4 listing such new Subsidiary, and such revised Schedule shall replace the old Schedule and shall be deemed to have become part of the Agreement. Notwithstanding anything herein to the contrary, until consummation of the Merger, neither Brenco nor any of its Subsidiaries shall be required to become a Guarantor under the Guaranty. On the effective date of the Merger Brenco and each of its Domestic Subsidiaries shall become a Guarantor under the Guaranty.

               (vi) Investments consisting of notes or other
               Properties received as part of the sales proceeds of Asset Sales permitted pursuant to the terms of
               Section 6.13.

               (vii) Investments in other Persons represented by Financial Guaranties and other Contingent
               Obligations permitted under Section 6.11.

               (viii)    Investments held by a Subsidiary
               acquired through a Permitted Acquisition, provided that such Investments existed at the date of such Permitted Acquisition, were not created as part of or in anticipation of such Permitted Acquisition and do not, in the aggregate, exceed $7,500,000 at any one time outstanding (disregarding those acquired in the Brenco Acquisition).

               (ix) Investments held by Brenco and its
               Subsidiaries acquired through the Brenco
               Acquisition, provided that such Investments existed as of the date hereof, were not created as part of or in anticipation of the Brenco Acquisition and in connection with which the Borrower shall, on or prior to the date of the Merger, deliver to the Lenders a revised Schedule 4 setting forth all such Investments.

          (b) make any Acquisition of any Person, except for
     Permitted Acquisitions and the Brenco Acquisition.    Upon
     the consummation of any Permitted Acquisition or the Brenco Acquisition, as applicable, (i) the Borrower may deliver to the Lenders a revised Schedule 4 listing any new Subsidiary, if any, formed in connection with or acquired pursuant to such Permitted Acquisition or the Brenco Acquisition (each, a "New Subsidiary"), and such revised Schedule shall replace the old Schedule and shall be deemed to have become part of the Agreement and (ii) the Borrower shall or shall cause any such New Subsidiary that is a Domestic Subsidiary to deliver to the Agent, promptly but in any event within 15 days, an executed counterpart to become a Guarantor under the Guaranty, in the form of Exhibit G attached hereto, and appropriate corporate resolutions authorizing such execution and delivery; provided, however, in connection with the Brenco Acquisition, Brenco and each of its Domestic Subsidiaries shall, on the effective date of the Merger deliver to the Agent an executed counterpart to become a Guarantor under the Guaranty in the form of Exhibit G attached hereto, accompanied by the corporate resolutions and opinions of counsel as required pursuant to Section 4.5.
     6.17. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

          (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside.

          (ii) Liens imposed by law, such as bankers' setoff rights, carriers', warehousemen's and mechanics' liens and other similar statutory or common law liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside.

          (iii) Liens arising out of pledges, bonds or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits or similar legislation and deposits securing obligations for self-insurance arrangements in connection with any of the foregoing.

          (iv) Easements, rights of way, building restrictions, minor defects or irregularities in title and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries, and minor defects or irregularities in title to personal property as are of a nature generally existing with respect to properties of a similar character and which do not in any material and adverse way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries.

          (v)  Liens existing on the date hereof and described in
          Schedule 5 hereto.

          (vi) Liens which relate to Industrial Revenue Bond financings existing at entities acquired as a Permitted
          Acquisition.

          (vii)     Liens on the Property of any Foreign
          Subsidiary incurred in connection with Indebtedness permitted pursuant to Section 6.11(vii).

          (viii) Deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory and warranty obligations, surety, appeal and performance bonds and other obligations of a like nature incurred in the ordinary course of business, provided that the aggregate amount of all appeal bonds in connection with which Liens exist on Property of the Borrower or its Subsidiaries shall not exceed $3,000,000 at any one time outstanding.

          (ix) Liens arising under Capitalized Leases and other leases permitted under this Agreement (under which the Borrower or any Subsidiary is lessee).

          (x) Leases and subleases granted to other Persons in the ordinary course of business.

          (xi) Liens in favor of customs and revenue authorities arising under law to secure payments of customs duties in connection with the importation of goods and incurred in the ordinary course of business.

          (xii) Any attachment or judgment Liens not giving rise to a Default.

          (xiii) Liens granted in favor of the Agent and the Lenders under any of the Loan Documents.

          (xiv) (a) Purchase money Liens incurred in the ordinary course of business, (b) Liens securing Indebtedness of any Subsidiary which Subsidiary is acquired after the date of this Agreement provided that such Indebtedness is not incurred in contemplation of the acquisition by the Borrower or any Subsidiary of its interest in such Subsidiary, and (c) Liens incurred in order to finance the purchase by the Borrower or any Subsidiary of equity interests in any Subsidiary or Affiliate after the date of this Agreement in favor of the seller of such equity interests to secure the purchase price thereof, provided that the principal amount of the obligations secured by all Liens permitted under this clause (xiv) shall not in the aggregate exceed $7,500,000 at any time outstanding.

     6.18. Fixed Asset Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, as of any date of determination, on a cumulative basis from and after the Effective Date, an amount for the acquisition of fixed assets ("Fixed Asset Expenditures") that, when expended, will exceed the sum of (i) $12,000,000 plus (ii) 150% of the Borrower's cumulative depreciation expense, in the aggregate for the Borrower and its Subsidiaries.

     6.19. Rentals. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for Rentals in excess of (a) $4,000,000 during any of the fiscal years ending January 31, 1997, January 31, 1998 and January 31, 1999, respectively, and (b) $6,000,000 during any one fiscal year thereafter, in each case on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries.
     6.20. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except for (i) transactions involving (x) only the Borrower and/or one or more Domestic Subsidiaries or Wholly-Owned Subsidiaries or (y) the Brenco Acquisition, (ii) transactions which are pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business, are transacted upon fair and reasonable terms and have a net effect on the consolidated financial position of the Borrower and its Subsidiaries no less favorable than if the Borrower or such Subsidiary had entered into such transaction with an unrelated third-party (rather than with such Affiliate) on market terms and
(iii) compensatory arrangements with officers, directors and employees (including, without limitation, the payment of dividends, severance and "change in control" payments or making of loans to or investments in, such officers, directors and employees) not otherwise prohibited under this Agreement.

     6.21. Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, (i) make any amendment or modification which would in any way disadvantage the Lenders to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or (ii) directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire for value (except in exchange for equity of the Borrower), any Subordinated Indebtedness (other than the Subordinated Debt, which may be prepaid, defeased, purchased, redeemed, retired or otherwise acquired at any time, so long as no Default or Unmatured Default exists or would exist after giving effect thereto).

     6.22. Financial Covenants. The Borrower shall maintain, on a consolidated basis with its Subsidiaries, each of the following financial covenants, each calculated in accordance with Agreement Accounting Principles:

          6.22.1. Interest Coverage Ratio. As of the end of each fiscal quarter, an Interest Coverage Ratio greater than or equal to 3.0 to 1.0.

          6.22.2. Leverage Ratio. At all times during each of the fiscal quarters set forth below, a Leverage Ratio not exceeding the maximum Leverage Ratio set forth below for such periods:

  Quarters Ending                    Maximum Leverage Ratio
    (on or about)

  October 31, 1996 through July 31, 1997       4.00 to 1.0

  October 31, 1997 through July 31, 1998       3.75 to 1.00

  October 31, 1998 through July 31, 1999       3.50 to 1.00

  Each fiscal quarter thereafter               3.25 to 1.00



          6.22.3. Operating Cash Flow to Senior Debt. As of the end of each fiscal quarter, a ratio of (i) Operating Cash Flow for such fiscal quarter and the three immediately preceding fiscal quarters to (ii) Senior Debt as of the end of such fiscal quarter, greater than or equal to 0.20 to 1.0.

          6.22.4. Net Worth. The Borrower shall maintain, on a consolidated basis, at all times a Net Worth (plus any non-cash charges and expenses related to the disposition of businesses or entire facilities or to the revaluation of intangibles and minus any cash payments with respect to any non-cash charges and expenses related to the disposition of businesses or entire facilities previously taken into account) that is greater than or equal to the sum of (i) $83,260,000 plus (ii) 50% of the Borrower's quarterly Net Income, if positive, for each fiscal quarter ending after the Effective Date plus (iii) repurchases of Subordinated Debt plus (iv) (or minus, as appropriate) the amount necessary to eliminate the effects of cumulative translation adjustments, but only to the extent included in Net Worth.

          6.22.5 Fixed Charge Coverage Ratio. The Borrower shall maintain a ratio ("Fixed Charge Coverage Ratio") calculated as set forth below of: (i) the sum of the amounts of (a) EBITDA, minus (b) Fixed Asset Expenditures to
     (ii) the sum of the amounts of (a) Net Interest expense, plus (b) historical scheduled amortization of the principal portion of the Facility A Loans (excluding any optional prepayments made under Section 2.7.1 or mandatory prepayments made under Section 2.7.4) and the historical scheduled amortization of the principal portion of all other Indebtedness for money borrowed of the Borrower and its Subsidiaries, plus (c) the income tax provision of the Borrower and its Subsidiaries plus (d) all payments consisting of cash dividends on the Borrower's common or preferred capital stock during of at least:

          (1) 1.00 to 1.00 calculated as of the end of each fiscal quarter commencing with the fiscal quarter ended on or about October 31, 1996 through the fiscal quarter ending on or about April 30, 1998;

          (2) 1.05 to 1.00 calculated as of the end of each fiscal quarter commencing with the fiscal quarter ended on or about July 31, 1998 through the fiscal quarter ending on or about April 30, 1999;

          (3) 1.10 to 1.00 calculated as of the end of each fiscal quarter commencing with the fiscal quarter ended on or about July 31, 1999 through the fiscal quarter ending on or about April 30, 2001; and

          (4) 1.15 to 1.00 calculated as of the end of each fiscal quarter thereafter.

In each case the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter above-referenced for the four-quarter period ending on such day.

     6.23. Foreign Assets. The aggregate net assets of all Foreign Subsidiaries and foreign non-Subsidiary Affiliates of the Borrower, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.1, shall not exceed
$78,000,000 at any time during the term of this Agreement.

     6.24. Rate Hedging Obligations. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements pursuant to which the Borrower has hedged its actual interest rate, foreign currency or commodity exposure (such hedging agreements are sometimes referred to herein as "Interest Rate Agreements").

     6.25. Interest Rate Agreements. Within 120 days after the date hereof, the Borrower shall enter into, and shall thereafter maintain, Interest Rate Agreements on terms and with counterparties determined by the Borrower and, if such counterparties are other than a Lender, reasonably acceptable to the Agent by which the Borrower is protected against increases in interest rates from and after the date of such contracts as to a notional amount to be determined by the Agent after consultation with the Borrower, but which notional amount shall not be required to exceed $35,000,000.

     6.26. Consummation of Merger. If as a result of the Offer to Purchase, the Acquisition Subsidiary, the Borrower, and any Affiliates of the Borrower shall beneficially own more than ninety percent (90%) of the outstanding shares of Brenco, the Borrower and the Acquisition Subsidiary shall consummate the Merger as soon as reasonably possible but in no event later than thirty (30) days after the purchase of shares pursuant to the Offer to Purchase.

ARTICLE VII

DEFAULTS


     The occurrence of any one or more of the following events shall constitute a Default:

      7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Facility B Letter of Credit, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

      7.2. Nonpayment of principal of any Note when due, nonpayment of any Reimbursement Obligation when due or nonpayment of interest upon any Note or of any fee or other obligation under any of the Loan Documents within five days after the same becomes due.

      7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3 or 6.10-6.23, inclusive.

      7.4. The breach by any Borrowing Entity (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within ten days after written notice from the Agent.

      7.5. Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness in excess of $3,000,000 in the aggregate when due; or the default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Indebtedness in excess of $3,000,000 in the aggregate was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness in excess of $3,000,000 in the aggregate to cause, such Indebtedness to become due prior to its stated maturity; or any Indebtedness of the Borrower or any of its Subsidiaries in excess of $3,000,000 in the aggregate shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall become generally unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

      7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property that constitutes a Substantial Portion, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or
(vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

      7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any portion of its Property that constitutes a Substantial Portion, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

      7.8. The Borrower or any of its Subsidiaries shall fail within 45 days of its final entry to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $3,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

     7.9. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $20,000,000 or any Reportable Event shall occur in connection with any Single Employer Plan that reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or to such Plan in excess of $3,000,000.

     7.10. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $3,000,000 or requires payments exceeding $1,500,000 per annum.

     7.11. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Borrower or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     7.12.     Any Change in Control shall occur.

     7.13. The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement or the Notes), which default or breach continues beyond any period of grace therein provided.

     7.14. Any Guaranty shall fail to remain in full force or effect (except as expressly permitted by its terms or as contemplated pursuant to a transaction in compliance with Section
6.13 which results in a release of the Guarantor from its liability under the Guaranty as described in Section 6.13(b)) or any action shall be taken by the Borrower or any Subsidiary to discontinue or to assert the invalidity or unenforceability of any Guaranty (except as expressly permitted by its terms or as contemplated pursuant to a transaction in compliance with Section
6.13 which results in a release of the Guarantor from its liability under the Guaranty as described in Section 6.13(b)), or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor denies that it has any further liability under any Guaranty to which it is a party, or gives notice to such effect.


ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


      8.1.     Acceleration.  If any Default described in Section
7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility B Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs and is continuing, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans and of an Issuing Bank to issue Facility B Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrowing Entity hereby expressly waives. In addition to the foregoing following the occurrence and during the continuance of a Default, so long as any Facility B Letter of Credit has not been fully drawn and has not been canceled or expired by its terms, upon demand by the Agent the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility B Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds shall be invested by the Agent from time to time in its discretion in certificates of deposit of First Chicago having a maturity not exceeding thirty days. Such funds shall be promptly applied by the Agent to reimburse any Issuing Bank for drafts drawn from time to time under the Facility B Letters of Credit. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.
      8.2.     Amendments.  Subject to the provisions of this
Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowing Entities may enter into agreements supplemental hereto for the purpose of amending, adding, deleting or modifying any provisions to the Loan Documents or waiving or changing in any manner the rights of the Agent, the Lenders, the Borrowing Entities or the Guarantors hereunder or thereunder or waiving any Default or Unmatured Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

          (i) Extend the maturity of any Loan or Note or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon (except as permitted under Section 2.11).

          (ii) Reduce the percentage specified in the definition of Required Lenders.

          (iii) Reduce the amount or extend the payment date for, the mandatory payments required under Section 2.7, or increase the amount of the Commitment of any Lender hereunder, or permit any Borrowing Entity to assign its rights under this Agreement.

          (iv) Amend (a) this Section 8.2, (b) Sections 3.2, 7.6 or 7.7 or (c) Article XIV.

          (v) Increase the maximum drawable amount or extend the expiration date of any outstanding Facility B Letter of Credit (except as expressly permitted by its terms or except within the limitations permissible under this Agreement if a new Facility B Letter of Credit would be permitted for such amount or on such terms) or reduce the principal amount of or extend the time of payment of any Reimbursement Obligation or fee associated with any Facility B Letter of Credit.

          (vi) Release any Guarantor of any of the Obligations (except as contemplated by and in accordance with Section 6.13(b)) or, except as provided in any pledge agreement which may be entered into in connection herewith, release all or substantially all of the Collateral (as defined therein) or any other collateral, if any.

No amendment of any provision of this Agreement relating to the Agent as such shall be effective without the written consent of the Agent. The Agent may waive payment of the fees required under Sections 2.4.3 and 12.3.2 without obtaining the consent of any other party to this Agreement.

      8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to
Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available (in accordance with the respective terms thereof) to the Agent and the Lenders until the Obligations have been paid in full.


ARTICLE IX

GENERAL PROVISIONS


      9.1. Survival of Representations. All representations and warranties of the Borrowing Entities contained in this Agreement shall survive delivery of the Notes and the making of the Loans and the issuance of the Facility B Letters of Credit herein contemplated.

      9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any of the Borrowing Entities in violation of any limitation or prohibition provided by any applicable statute or regulation.

      9.3. Taxes. Any taxes (excluding Excluded Taxes) or other similar assessments or charges ruled payable by any governmental or revenue authority in respect of the Loan
Documents shall be paid by the relevant Borrowing Subsidiary, if applicable to its Borrowing Subsidiary Obligations, and the Borrower, together with interest and penalties, if any.

      9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowing Entities, the Agent and the Lenders and supersede all prior agreements and understandings among any of the Borrowing Entities, the Agent and the Lenders relating to the subject matter thereof.

      9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder (including, without limitation, those under Sections 2.8 and 3.6) shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

      9.7. Expenses; Indemnification. The Borrowing Entities shall reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or First Chicago Capital Markets, Inc. in connection with the preparation, negotiation, execution, delivery, amendment and modification (including modifications required to add new Borrowing Entities) of the Loan Documents; provided, however, the maximum amount for which the Borrowing Entities shall be liable to reimburse the Agent for the fees of Sidley & Austin as counsel to the Agent for the preparation, negotiation and execution of this Agreement shall be as set forth in the letter from Sidley & Austin to the Agent dated June 5, 1996. The Borrowing Entities also agree to reimburse the Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents. The Borrowing Entities further agree to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or the use or intended use of any Facility B Letter of Credit hereunder; provided that in no event shall any Person be entitled to indemnification for any such losses, claims, damages, penalties, judgments, liabilities or expenses arising out of the Gross Negligence or willful misconduct of such Person or any of its Affiliates. The obligations of the Borrowing Entities under this Section shall survive the termination of this Agreement.

      9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

      9.9. Accounting. Except as expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11. Nonliability of Lenders. The relationship between the Borrowing Entities and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrowing Entities. Neither the Agent nor any Lender undertakes any responsibility to the Borrowing Entities to review or inform the Borrowing Entities of any matter in connection with any phase of the Borrowing Entities' business or operations.

     9.12. Language. The Loan Documents and all notices, communications, opinions and other documents to be furnished by or on behalf of any Borrowing Entity pursuant to the Loan Documents shall be in the English language or, in the case of any notices, communications, opinions or other documents submitted in another language, accompanied by a certified English translation thereof and in the event of any conflict between the English text and such other text of any such document, the English text shall prevail.

     9.13. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.14. CONSENT TO JURISDICTION. THE BORROWING ENTITIES EACH HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWING ENTITIES EACH HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.
NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWING ENTITIES IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY OF THE BORROWING ENTITIES AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

     9.15. SERVICE OF PROCESS. EACH BORROWING SUBSIDIARY HEREBY AGREES THAT SERVICE OF ALL WRITS, PROCESS AND SUMMONSES IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN THE STATE OF ILLINOIS MAY BE MADE UPON THE BORROWER (THE "PROCESS AGENT"), PRESENTLY LOCATED AT THE ADDRESS APPLICABLE PURSUANT TO ARTICLE XIII HEREOF. EACH BORROWING SUBSIDIARY HEREBY IRREVOCABLY APPOINTS THE PROCESS AGENT ITS TRUE AND LAWFUL AGENT IN ITS NAME, PLACE AND STEAD TO ACCEPT SUCH SERVICE OF ANY AND ALL SUCH WRITS, PROCESS AND SUMMONSES, AND AGREES THAT THE FAILURE OF THE PROCESS AGENT TO GIVE ANY NOTICE OF ANY SUCH SERVICE OF PROCESS TO ANY SUCH BORROWING SUBSIDIARY SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT BASED THEREON. EACH BORROWING SUBSIDIARY HEREBY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN SAID COURTS BY THE MAILING THEREOF BY THE AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO EACH BORROWING SUBSIDIARY ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE BORROWING ENTITIES IN SUCH OTHER JURISDICTION, AND IN SUCH MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

     9.16. WAIVER OF JURY TRIAL. EACH OF THE BORROWING ENTITIES, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     9.17. ERISA Representation. Each Lender hereby represents, warrants and agrees that none of the funds, monies, assets or other consideration being used to make its Loans or acquire its participating interest in any Facility B Letters of Credit (or any funding in respect thereof) hereunder, to acquire its rights and interests in and under any of the Loan Documents, or to acquire any participation in the foregoing from any other Lender are or will constitute "plan assets" of any "employee benefit plan" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" of any "employee benefit plan" under ERISA.

     9.18. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower or any Subsidiary pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee on a need-to-know basis, (iii) upon request from regulatory officials, (iv) to any Person as required by law, regulation, or legal process,
(v) to any Person as required in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by
Section 12.4.

     9.19. Joint and Several Liability. Each Borrowing Subsidiary that is a Domestic Subsidiary agrees that it shall be jointly and severally liable for all Obligations under this Agreement to the same extent as if it were the Borrower or other Borrowing Entity that incurred the same.

ARTICLE X

THE AGENT


     10.1. Appointment. The First National Bank of Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of any Borrowing Entity or any Lender by reason of this Agreement. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.


     10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent.

     10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents, affiliates or employees shall be liable to any Borrowing Entity, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from (i) the Gross Negligence or willful misconduct of such Person or an Affiliate thereof or (ii) breach of contract by such Person with respect to the Loan Documents.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent, First Chicago Capital Markets, Inc. nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, including statements made in any offering memorandum or "Bank Book"; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender (provided that the Agent will, upon request, verify to the extent feasible the various transfers of funds which take place under the Agreement); (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent and First Chicago Capital Markets, Inc. shall have no duty to disclose to the Lenders information that is not required to be furnished by any Borrowing Entity to the Agent at such time, but is voluntarily furnished by any Borrowing Entity to the Agent (either in its capacity as Agent or in its individual capacity).

     10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by any Borrowing Entity for which the Agent is entitled to reimbursement by any Borrowing Entity under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery and enforcement of the Loan Documents and
(iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the Gross Negligence or willful misconduct of the Agent.
The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. Rights as a Lender. In the event the Agent is a Lender (including its capacity as an Issuing Bank), the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

     10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowing Entities, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders (with the consent of the Borrower) shall have the right to appoint, on behalf of the Borrowing Entities and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders (with the consent of the Borrower) within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowing Entities and the Lenders, a successor Agent. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowing Entities shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from any further duties and obligations as Agent hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.


ARTICLE XI

SETOFF; RATABLE PAYMENTS


     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 2.20.1, 2.20.2,
2.20.3 or 2.20.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.


ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowing Entities and the Lenders and their respective successors and assigns, except that (i) none of the Borrowing Entities shall have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of any of the Borrowing Entities or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent and the Borrowing Entities may treat the payee of any Note as shown on the Agent's records as the owner thereof (and as the "Lender" hereunder) for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent (with a copy to the Borrower). Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder as shown on the records of the Agent of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.


     12.2.     Participations.

          12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Lender's Percentage of Facility B Letters of Credit, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, (a) such Lender's obligations under the Loan Documents shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) such Lender shall remain the holder of any such Note (and the "Lender") for all purposes under the Loan Documents, (d) all amounts payable by any of the Borrowing Entities under this Agreement shall be determined as if such Lender had not sold such participating interests, (e) the Borrowing Entities and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents and (f) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrowing Entity or other Person therefrom, except to the extent that such amendment, waiver or consent involves the items specified in clauses (i) through (vi) of Section 8.2.
 .

          12.2.2. Benefit of Setoff. Each of the Borrowing Entities agrees that each Participant of which it has actual notice shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
     Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3.     Assignments.

          12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other financial institutions ("Purchasers") all, or any part in a minimum aggregate amount of $5,000,000, of its rights and obligations under the Loan Documents. Such assignment shall be effected by a document substantially in the form of Exhibit H hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required and the minimum amount may be reduced with the consent of the Agent. Such consent shall not be unreasonably withheld or delayed.

          12.3.2. Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Annex I to Exhibit H hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (ii) payment of a $4,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain (or to the extent not contained, shall constitute) a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Facility B Letters of Credit and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by any of the Borrowing Entities, the Lenders or the Agent shall be required to release the transferor Lender with respect to its Percentage of the Aggregate Commitment, Facility B Letters of Credit and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrowing Entities shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued (against receipt of previously issued Notes for cancellation) to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment. In addition, within a reasonable time after the effective date of any assignment, the Agent shall, and is hereby authorized and directed to, revise Schedule 1 reflecting the revised Percentages of each of the Lenders and shall distribute such revised Schedule 1 to the Lenders and the Borrowing Entities and such revised Schedule 1 shall replace the old Schedule 1 and become part of this Agreement.

     12.4. Dissemination of Information. The Borrowing Entities authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, provided that each Transferee and prospective Transferee agrees to be bound by the confidentiality restrictions set forth in Section 9.18 of this Agreement.

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.


ARTICLE XIII

NOTICES


     13.1. Giving Notice. Except as otherwise permitted by Sections 2.13 and 3.4, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     13.2.     Change of Address.  Any Borrowing Entity, the
Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.



ARTICLE XIV

BORROWER RESPONSIBILITY FOR BORROWING SUBSIDIARY OBLIGATIONS


     14.1 Direct Obligations. The Borrower hereby unconditionally and irrevocably affirms to the Lenders its direct liability for, and guarantees to the Lenders, the due and punctual payment of the Borrowing Subsidiary Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Borrowing Subsidiary Notes, and punctual payment of all other sums now or hereafter owed by the Borrowing Subsidiaries under the Loan Documents as and when the same shall become due (whether by acceleration or otherwise) and according to the terms hereof and thereof. In case of failure by any Borrowing Subsidiary punctually to pay any Borrowing Subsidiary Obligations, the Borrower hereby unconditionally agrees to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by the Borrowing Subsidiary.

     14.2 Obligations Unconditional.  The Obligations of the
Borrower under this Article XIV shall be irrevocable,
unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

          (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrowing Subsidiary under any Loan Document by operation of law or otherwise;

          (b) any modification or amendment of or supplement to any Loan Document;

          (c) any compromise, settlement, modification, amendment, waiver, release, non-perfection or invalidity of or to any direct or indirect security, guarantee or other liability of any third party, or Borrowing Subsidiary
     Obligations;

          (d) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrowing Subsidiary or its assets or any resulting release or discharge of any Borrowing Subsidiary Obligations;

          (e) the existence of any claim, set-off or other rights which the Borrower may have at any time against any Borrowing Subsidiary, the Agent, any Lender or any other Person, whether or not arising in connection with this Agreement, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

          (f) any invalidity or unenforceability relating to or against any Borrowing Subsidiary for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrowing Subsidiary of the principal of or interest on any Borrowing Subsidiary Note or any other amount payable by it under this Agreement; or

          (g) to the extent permitted by applicable law, any other act or omission to act or delay of any kind by any Borrowing Subsidiary, the Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Borrower under this Article XIV.

     14.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Borrower's obligations under this
Article XIV shall remain in full force and effect until the Aggregate Commitment is terminated and the principal of and interest on the Notes and all other Obligations payable under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Borrowing Subsidiary Note or any other amount payable by any Borrowing Subsidiary under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrowing Subsidiary or otherwise, the Borrower's obligations under this Article XIV with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time. This
Section 14.3 shall survive the termination of this Agreement and the payment in full of the Obligations.

     14.4. Waiver. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrowing Subsidiary or any other Person. The Borrower waives any claim, as that term is defined in the Federal Bankruptcy Code, which the Borrower might now have or hereafter acquire against any Borrowing Subsidiary that arises from the existence or performance of the Borrower's obligations under this Article XIV. The Borrower waives any benefit of the collateral, if any, which may from time to time secure the Obligations or any part thereof and authorizes the Agent or the Lenders to take any action or exercise any remedy with respect thereto, which the Agent or the Lenders in its or their sole discretion shall determine, without notice to the Borrower. In the event the Lenders in their sole discretion elect to give notice of any action with respect to the collateral, if any, securing the Obligations or any part thereof, ten days' written notice mailed to the Borrower by certified mail at the address shown hereon shall be deemed reasonable notice of any matters contained in such notice.

     14.5. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrowing Subsidiary under any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of any Borrowing Subsidiary all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Borrower hereunder forthwith on demand by the Agent.

     14.6. Payments. All payments to be made by the Borrower pursuant to this Article XIV shall be made at the times and in the manner and in the currency prescribed for payments in this Agreement.

     14.7 Subrogation. The Borrower hereby agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification, contribution or otherwise against any Borrowing Subsidiary, any Guarantor or any other Person arising out of or by reason of the Borrower's obligations under this Article XIV unless and until the Obligations are indefeasibly paid in full and all Commitments of the Lenders shall have terminated or expired.

ARTICLE XV

COUNTERPARTS


     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

     In Witness Whereof, the Borrowing Entities, the Lenders and the Agent have executed this Agreement as of the date first above written.

VARLEN CORPORATION,
as the Borrower
By:
Print Name:

Title:
55 Shuman Boulevard
P.O. Box 3089
Naperville, Illinois
60566-7089

Attention:  Richard A. Nunemaker, Vice
President, Finance, Chief
Financial Officer and
Treasurer
FAX:      (708) 420-7123
Telephone:     (708) 983-2942


THE FIRST NATIONAL BANK OF CHICAGO,
Individually and as Agent

By:

Print Name:

Title:

Address:  One First National Plaza,
Ste. 0173
Chicago, Illinois  60670

Attention:  J. Garland Smith,
Vice President
FAX:      (312) 732-1117
Telephone:     (312) 732-2735


HARRIS TRUST AND SAVINGS BANK


By:

Print Name:

Title:


Address:  111 W. Monroe
Chicago, Illinois
60690

Attention:  Division A/Patrick
J. McDonnell, Vice President
FAX:      (312) 461-2591
Telephone:     (312) 461-5054


NATIONSBANK, N.A.

By:       /S/ Louise C. Comiskey

Print Name:         Louise C.Comiskey

Title:         Vice President
Address:  Sears Tower
233 South Wacker Street
Suite 2800
Chicago, Illinois 60606-6308

Attention:  Carter E. Smith, Vice President
FAX:      (312) 372-9194
Telephone:     (312) 234-5643


ABN AMRO BANK N.V., Chicago Branch

By:

Print Name:

Title:



By:

Print Name:

Title:

Address:  135 S. LaSalle Street
Chicago, Illinois
60603

Attention:  Robert J. Graff
FAX:      (312) 606-8425
Telephone:     (312) 904-2675